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                                                                    EXHIBIT 10.1

                            ASSET PURCHASE AGREEMENT

                                      AMONG

                              DELTA COMPUTEC INC.,

                                    NQL INC.

                                       AND

                               VIEWCAST.COM, INC.

                                   DATED AS OF

                                  MAY 31, 2002
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                            ASSET PURCHASE AGREEMENT

      THIS ASSET PURCHASE AGREEMENT (this "AGREEMENT") is entered into as of May 31, 2002, by and among Delta Computec Inc., a New York corporation ("SELLER"), NQL, Inc., a Delaware Corporation and sole shareholder of Seller
("SHAREHOLDER"), and ViewCast.com, Inc., dba ViewCast Corporation, a Delaware corporation ("BUYER").

                                    RECITALS

      WHEREAS, Seller is engaged in the Business (as defined in EXHIBIT A);

      WHEREAS, Buyer wishes to purchase and acquire from Seller, and Seller wishes to sell, assign and transfer to Buyer, the Acquired Assets, and Buyer has agreed to assume the Assumed Liabilities, all for the consideration, and upon the terms and subject to the conditions, herein set forth (the "ACQUISITION"); and

      WHEREAS, Shareholder is presently a debtor-in-possession in a case pending under Chapter 11 of the Bankruptcy Code in the United States Bankruptcy Court for the District of New Jersey, case no. 02-31661 (the "SHAREHOLDER BANKRUPTCY COURT").

      NOW, THEREFORE, in consideration of the premises and of the representations, warranties and covenants hereinafter set forth, and intending to be legally bound hereby, the parties agree as follows:

                                    ARTICLE 1
                                   DEFINITIONS

      1.1 DEFINITIONS. The definitions set forth in EXHIBIT A are incorporated herein by reference.

                                    ARTICLE 2
                                BASIC TRANSACTION

      2.1 PURCHASE AND SALE OF ACQUIRED ASSETS AND LIABILITIES. In consideration for the payment of the Purchase Price, as set forth in Article 3 (the "PURCHASE PRICE"), on the Closing Date, and subject to the terms of this Agreement (A) the Seller will sell and transfer to Buyer or a wholly-owned subsidiary of Buyer designated by Buyer substantially all of its operating assets, property, rights, and good-will associated with, among other items, the name of the Seller and the Seller's intellectual property used in connection with the Business, including
(i) the "ACQUIRED CURRENT ASSETS" and the "ACQUIRED LONG TERM ASSETS" each as identified on SCHEDULE 2.1, and (ii) the "ASSUMED CUSTOMER CONTRACTS" described on a list dated as of the date hereof and delivered by Seller and acknowledged to have been received by Buyer, which list is not attached to this Agreement for confidentiality reasons, which list will be updated at Closing to include the customer and remaining contract value of each Assumed Customer Contract that is used to calculate the aggregate Contract Value as set forth in Section 3.3(A) (The Acquired Current Assets, the Acquired Long Term Assets and the Assumed Customer Contracts transferred at Closing are collectively referred to herein as the "ACQUIRED ASSETS") and (B) Buyer will assume and be obligated for the Assumed Liabilities as described in Section 2.3, but only to the extent specified therein. (Subject to Sections 2.2 and 2.4, the Acquired Assets and Assumed Liabilities transferred at Closing are collectively referred to herein as the "ACQUIRED ASSETS AND LIABILITIES.") Except as expressly stated herein, the Acquired Assets and Liabilities will otherwise be transferred and sold to, and acquired by, the Buyer "as is," "where is," without any representation or warranty.
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      2.2 EXCLUDED ASSETS. Notwithstanding anything herein to the contrary, the
Acquired Assets and Liabilities will not include (A) any Acquired Assets and Liabilities for which a third party consent is required by this Agreement at Closing, where such third party consent is not obtained by the Closing, (B) any of the assets set forth in SCHEDULE 2.2 or (C) any assets relating to any Plan (collectively the "EXCLUDED ASSETS").

      2.3 ASSUMPTION OF LIABILITIES. Subject to the terms and conditions set forth herein, as of the close of business on the Closing Date and thereafter, Buyer shall assume and agree to pay, honor, perform and discharge when due, and shall indemnify and hold Seller and Shareholder harmless with respect thereto all of the following liabilities, which, collectively shall be deemed the "ASSUMED LIABILITIES":

      (A) all liabilities of Seller to be performed from and after the Closing Date and listed on SCHEDULE 2.3 that are assigned to Buyer at the Closing;

      (B) all liabilities and obligations of Seller under the Assumed Customer Contracts and other Contracts assumed by Buyer to be performed from and after the Closing Date (but excluding any performance obligations or monetary liabilities and obligations of Seller or Shareholder that were to be performed or paid by Seller or Shareholder prior to the Closing, with respect to which Seller shall indemnify and hold Buyer harmless) all of which will be assumed by Buyer at the Closing; and

      (C) except as set forth above, and except for the Excluded Assets and Excluded Liabilities, all liabilities and obligations on or after the Closing Date that relate to or arise out of the conduct of the Business after the close of business on the Closing Date;

      2.4 EXCLUDED LIABILITIES. Except as specifically set forth in Section 2.3, Buyer shall not assume or in any way be responsible for, and Seller shall remain responsible for, any liabilities or obligations of Seller and shall indemnify and hold Buyer harmless with respect to such liabilities and obligations. Buyer shall only be responsible for the Assumed Liabilities and except for the Assumed Liabilities, Buyer does not and will not assume or become liable on any contract of Seller or for any actual or potential indebtedness, obligation or liability of Seller, including:

      (A) any successor liability in tort or otherwise, including any such liability that may be incurred in connection with pending or threatened litigation, whether or not such liability is known, unknown or contingent, and Seller will continue to be solely responsible for and shall pay the same directly to the persons to whom the same are payable;

      (B) any liability for Excluded Assets;

      (C) any liability for Taxes relating to the Business, including the Acquired Assets and Liabilities, attributable to a period prior to the Closing Date, regardless of when such Taxes first became or become due;

      (D) any liability for customer claims relating to actions taken by the Seller prior to the close of business on the Closing Date, including customer claims regarding the products and services delivered by Seller prior to the close of business on the Closing Date;

      (E) any Taxes imposed on Seller in connection with this Agreement and the transactions proposed hereby; and

      (F) any liabilities, claims, damages, and obligations of Seller or Shareholder to any of its current or former employees arising out of their employment with Seller or Shareholder, including any


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liabilities of Seller or Shareholder with respect to any retention, incentive or similar payments from Seller relating to the sale of the Acquired Assets, and all liabilities, claims, damages, and obligations associated with the Plans.

      Without limiting the generality of the foregoing provisions of this
Section 2.4, except for the Assumed Liabilities, Buyer is not assuming and Buyer is not responsible for any obligations or liabilities of Seller, however arising, including those liabilities or obligations for Seller's prior actions, product liability claims or customer claims attributable to a period prior to the Closing Date, and whether such liabilities or obligations are currently existing or hereafter arising or now known, foreseeable, unknown or unforeseeable. The liabilities that are excluded under this Section 2.4 are deemed "EXCLUDED LIABILITIES."

                                    ARTICLE 3
                           CLOSING AND PURCHASE PRICE

      3.1 CLOSING. The closing (the "CLOSING") of the purchase and sale of the Acquired Assets and Liabilities pursuant to this Agreement will take place as soon as possible after all conditions precedent set forth in Articles 10 and 11 have been satisfied, at the offices of Seller, on or before June 30, 2002 or at such other time or date as agreed among the parties (the "CLOSING DATE"). Except as otherwise agreed to in writing by the parties, in no event shall the Closing occur subsequent to the later of (i) thirty (30) days from the entry of the Shareholder Bankruptcy Court Order if such order is entered on or prior to August 31, 2002, or (ii) August 31, 2002 (the "OUTSIDE DATE"), except that if the Shareholder Bankruptcy COURT ORDER referenced in Section 10.5 and Section
11.10 is not obtained on or prior to August 31, 2002, Buyer shall have the right and option to extend the Outside Date beyond August 31, 2002, with five days prior written notice to Shareholder and Seller. Notwithstanding the time of the Closing, the Closing shall be deemed to have occurred as of 5:00 p.m. local time on the Closing Date.

      3.2. PURCHASE PRICE. Subject to Section 3.3, the Purchase Price will consist of the assumption of the Assumed Liabilities by Buyer and the payment by Buyer to Seller of an amount equal to Two Million Five Hundred Thousand dollars ($2,500,000.00) (subject to the adjustments and offsets described below), which includes (i) a cash payment and (ii) the issuance of stock of the Buyer, which cash will be paid and stock will be issued in the following manner:

      (A) at the Closing, Buyer will pay the Seller the sum of Two Hundred Fifty Thousand dollars ($250,000.00);

      (B) at the Closing, Buyer and Seller will enter into a mutually agreeable escrow agreement (the "ESCROW AGREEMENT") and Buyer will deposit with the escrow agent (the "ESCROW AGENT") the sum of Two Hundred Fifty Thousand dollars ($250,000.00) (the "ESCROWED FUNDS"), which will be held in escrow in an interest bearing account for a period of at least one hundred twenty (120) days in order to secure the payment by Seller of any of the Escrowed Liabilities;

      (C) within fifteen days of the sixth month Contract Valuation Date (the "SIX MONTH PAYMENT DATE"), Buyer will pay the Seller the sum of Two Hundred Fifty Thousand dollars ($250,000.00), pursuant to and subject to adjustment as set forth in Section 3.3;

      (D) within fifteen days of the twelfth month Contract Valuation Date, (the "TWELVE MONTH PAYMENT DATE"), Buyer will pay the Seller the sum of Two Hundred Fifty Thousand dollars ($250,000.00), pursuant to and subject to adjustment as set forth in Section 3.3; and

      (E) at Closing, Buyer will issue to the Seller ninety-five thousand five hundred (95,500) shares of the Buyer's Stock and, within twenty days of the Closing, Buyer will issue to the Seller fifty-four



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thousand five hundred (54,500) shares of the Buyer's redeemable, convertible preferred stock, par value $.0001, having an aggregate value of One Million Five Hundred dollars ($1,500,000) (the "BUYER'S STOCK"), with each share of Buyer's Stock having a stated value of $10.00 ("STATED VALUE"). The Buyer's Stock will be convertible into one million (1,000,000) shares of the Buyer's Common Stock, par value $.0001 ("CONVERSION SHARES"), at an initial conversion price of $1.50 per share of Common Stock, subject to adjustment for stock splits, stock dividends and similar events. Buyer's Stock will be mandatorily redeemable at its Stated Value at the holders' option upon written notice to the Buyer at any time after the second anniversary of the Closing. Buyer's Stock will be mandatorily redeemable at its Stated Value at Buyer's option upon thirty (30) days' written notice to the holders (i) at any time on or after the third anniversary of the Closing or (ii) prior to the third anniversary if at any time Buyer's Common Stock has a market value of $3.75 per share for a period of the ten consecutive trading days ending one trading day prior to the beginning of a thirty day written notice period. In determining the market value of the Buyer's Common Stock, the price per share of the Buyer's Stock will equal the weighted average closing price of a share of the Buyer's Common Stock during the period of ten consecutive trading days. The terms of the Buyer's Stock will be as set forth in the Certificate of Designations (the "CERTIFICATE OF DESIGNATIONS"), the form of which is attached hereto as EXHIBIT 3.2(E).

      The number of shares of Buyer's Stock to be issued within twenty days of Closing will be subject to adjustment pursuant to Section 3.3 (A)(ii) and (iii) and will be issued the earlier of (a) the day that Buyer accepts or is deemed not to have objected to the Closing Date Value Statement and any Purchase Price adjustment at Closing, or (b) the twentieth day after the Closing. If any issues are in dispute with respect to the Closing Date Value Statement that could effect the number of Buyer's Shares to be issued pursuant to Section 3.3 (A)(ii) and (iii), then only the number of shares of Buyer's Stock equivalent to the dollar amount in dispute will be delayed until the day when the issues in dispute and the final number of Buyer's Shares are conclusively resolved in accordance with Section 3.3(B). If any fractional shares of Buyer's Stock are due to be issued, such fractional share of Buyer's Stock shall be disregarded and, in the Buyer's sole discretion, either the number of shares of Buyer's Stock issuable shall be the next higher number of shares of Buyer's Stock or Buyer shall pay cash in an amount calculated by multiplying the amount of the fractional share by the Stated Value.

      3.3   ADJUSTMENT TO PURCHASE PRICE AND RIGHT TO OFFSET.

      (A)   Purchase Price Determination.

            (i) The Purchase Price as set forth in Section 3.2 is based upon and assumes the following:

                  (a) the book value, as shown on the Closing Date Value Statement at Closing, of the Seller's Acquired Current Assets minus its Assumed Current Liabilities IS equal to a negative Three Hundred Eight Thousand Five Hundred Thirty-Two Dollars ($-308,532) (the "CURRENT ASSET VALUE"), as such Acquired Current Assets are detailed on SCHEDULE 2.1 and the Assumed Current Liabilities are detailed on SCHEDULE 2.3;

                  (b) the book value, as shown on the Closing Date Value Statement, calculated at Closing in the same manner as Long Term Asset Value is calculated on SCHEDULE 2.1, of the Seller's Acquired Long Term Assets is equal to Two Million One Hundred Sixty Thousand Five Hundred Seventy-Five Dollars ($2,160,575) (the "LONG-TERM ASSET VALUE"), as such Long Term Acquired Assets are detailed on SCHEDULE 2.1; and

                  (c) the Assumed Customer Contracts assigned to Buyer (x) have an aggregate contract value (the "CONTRACT VALUE") of $6,058,906.51, and
      (y) are continued,



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      renewed, extended or otherwise entered into subsequent to Closing (as set forth in Section 3.3(A)(iv)) at a minimum of 85% of $6.058,906.51 with such Contract Value being calculated on a consistent basis.

            (ii) If the value of the Seller's Acquired Current Assets minus its Assumed Current Liabilities, as shown on the Closing Date Value Statement, at the Closing is:

                  (a) less than $-354,812 but equal to or greater than $-408,532, then the number of shares of Buyer's Stock to be issued within twenty days of Closing pursuant to Section 3.2(E) will be decreased on a dollar-for-dollar basis based on the aggregate Stated Value of Buyer's Stock to be issued at Closing for each dollar that the Seller's Acquired Current Assets minus its Assumed Current Liabilities at the Closing is less than $-354,812 up to and including $-408,532.

                  (b) less than $-408,532, then in addition to the reduction of the number of shares of Buyer's Stock to be issued within twenty days of Closing as described in Section 3.3(A)(ii)(a), the cash to be paid on the Six Month Payment Date pursuant to Section 3.2(C) and then, if necessary, the cash to be paid on the Twelve Month Payment Date pursuant to Section 3.2(D), will be decreased on a dollar-for-dollar basis for each dollar that the Seller's Acquired Current Assets minus its Assumed Current Liabilities is less than $-408,532 (collectively, the "DEFERRED PAYMENT ADJUSTMENTS"). If any Deferred Payment Adjustments are made, then the number of shares of Buyer's Stock to be issued within twenty days of Closing pursuant to Section 3.2(E) will be further decreased on a dollar-for-dollar basis based on the aggregate Stated Value of Buyer's Stock for each dollar of the Deferred Payment Adjustments. The number of Buyer's Shares reduced due to the Deferred Payment Adjustments will become the "DEFERRED PAYMENT BUYER'S STOCK" issuable at the Six Month Payment Date and then, if necessary, at the Twelve Month Payment Date in accordance with Section 3.3(A)(iv) and is part of the same series of Buyer's Stock with the same terms as the Buyer's Stock pursuant to Section 3.2(E).

            Notwithstanding the above, if Buyer consents to Seller's purchase of a material capital asset in the ordinary course of business, and such purchase would cause a negative effect on the value of the Acquired Current Assets, then the value of such purchased asset will be discounted both for purposes of determining the value of the Seller's Acquired Current Assets and the Acquired Long Term Assets, as shown on the Closing Date Value Statement, calculated in the same manner as is calculated on Schedule 2.1.

            (iii) If the book value, as shown on the Closing Date Value Statement, at Closing of the Seller's Acquired Long Term Assets is less than the Long Term Asset Value (excluding normal depreciation), then the number of shares of Buyer's Stock to be issued within twenty days of Closing pursuant to Section 3.2(E) will be decreased by the amount the Long Term Asset Value (excluding normal depreciation) exceeds the Acquired Long Term Assets, as shown on the Closing Date Value Statement, on a dollar-for-dollar basis based on the aggregate Stated Value of Buyer's Stock.

            (iv) (a) The Purchase Price to be paid after the Closing in cash pursuant to Section 3.2(C) and (D), and/or paid by issuing Deferred Payment Buyer's Stock pursuant to Section 3.3(A)(ii)(b), shall be paid at the Six Month Payment Date and/or the Twelve Month Payment Date after all Deferred Payment Adjustments are made pursuant to Section 3.3(A)(ii)(b), with such cash payment amounts, and issuable Deferred Payment Buyer's Stock if applicable, decreased based on the amount by which the aggregate Contract Value of the Assumed Customer Contracts on the six month Contract Valuation Date and the twelve month Contract Valuation



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      Date is less than $2,575,035.25 and $5,150,070.53, respectively, as described in 3.3(A)(iv)(c) and (d).

                  (b) As of the last day of the sixth month after the Closing Date occurs and as of the last day of the twelfth month after the Closing Date occurs (each a "CONTRACT VALUATION DATE"), Buyer will determine the aggregate Contract Value on each Contract Valuation Date with such Contract Value being calculated on a consistent basis for determining the amount of the Purchase Price to be paid pursuant to Section 3.2(C) and
      (D). Within fifteen (15) days of each Contract Valuation Date, Buyer will provide Seller with a statistical report showing the aggregate Contract Value on each Contract Valuation Date. The aggregate Contract Value so determined at each Contract Valuation Date will include the revenue recognized from and after Closing through the Contract Valuation Date from
      (I) the Assumed Customer Contracts, (II) any extension or renewal of, or addenda to, any such Assumed Customer Contracts, (III) any new contracts executed between Buyer and any of the counterparts to the Assumed Customer Contracts as set forth on the list of Assumed Customer Contracts provided by Seller to Buyer as of the Closing Date, and (IV) any customer contracts entered into with the recipients of bids or written quotes set forth on
      SCHEDULE 3.3(A)(IV), the respective bids of which or the written quotes, as appropriate, are provided to Buyer by the Closing Date, to the extent that such bids or written quotes are still valid at the Closing Date. The revenue recognized from any new customer contracts entered into between Buyer and any customer not falling within one of the categories set forth above will be excluded from any determination of the value of the Assumed Customer Contracts for purposes of this calculation.

                  (c) If as of the six month Contract Valuation Date the aggregate Contract Value is greater than $2,325,035.25 ($4,650,070.53 divided by 2), the amount of aggregate Contract Value in excess of $2,325,035.25, not to exceed $250,000, will be paid first in cash to the extent any such cash payment remains owing after all Deferred Payment Adjustments are made pursuant to Section 3.3(A)(ii)(b) and then paid by issuing Deferred Payment Buyer's Stock on a dollar-for-dollar basis based on the aggregate Stated Value of Buyer's Stock on the Six Month Payment Date as the payment made pursuant to Section 3.2(C).

                  (d) If as of the twelve month Contract Valuation Date the aggregate Contract Value is greater than $4,650,070.53, the amount of aggregate Contract Value in excess of $4,650,070.53, not to exceed $500,000, less the amount, if any, previously paid in cash and/or Deferred Payment Buyer's Stock pursuant to Section 3.3(A)(iv)(c), will be paid first in cash to the extent any such cash payment remains owing after all Deferred Payment Adjustments are made pursuant to Section 3.3(A)(ii)(b) and then paid by issuing Deferred Payment Buyer's Stock on a dollar-for-dollar basis based on the aggregate Stated Value of Buyer's Stock on the Twelve Month Payment Date as the payments made pursuant to
      Section 3.2(C) and/or (D).

      (B)   Closing Date Value Statement.

            (i) Seller will provide to Buyer no less than five (5) days prior to the Closing Date a balance sheet containing a representation by Seller's independent accountants as of the date that is no less than five (5) days prior to the Closing Date that includes Seller's reasonable estimate of Seller's computation in accordance with GAAP of the Current Asset Value and Long-Term Asset Value as of the Closing Date (collectively the "CLOSING DATE VALUE STATEMENT.") Seller may, in its sole discretion, pay or escrow its employees' payroll and related employment taxes and withholding amounts through the Closing Date, and may include all such amounts in the Closing Date Value Statement.


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            (ii) Upon the delivery by Seller of the Closing Date Value
Statement, Seller shall, and shall cause its accountants to, give Buyer (and Buyer's accountants, if Buyer so chooses) (a) access to its accountants and their work papers in order for Buyer to evaluate the Closing Date Value Statement, and (b) access to additional books and records of Seller necessary for Buyer to evaluate the activities that have taken place between the date of the Closing Date Value Statement and the Closing Date that might have materially affected the information contained in the Closing Date Value Statement. The parties will use the Closing Date Value Statement, as adjusted if necessary pursuant to 3.3(B)(iii), to determine whether any adjustment is required by the terms of Section 3.3 to the amounts to be paid pursuant to Section 3.2(C) and
(D) or Buyer's Stock to be issued by Buyer to Seller within twenty days of Closing pursuant to Section 3.2(E). Buyer will have twenty (20) days from the Closing Date to give Seller notice of Buyer's objection to the Closing Date Value Statement or the amount of any Purchase Price adjustment made at Closing, as provided in Section 3.3(A)(ii) or (iii) and if Buyer provides no such notice, then no post-Closing Purchase Price adjustment will be made.

            (iii) If Buyer gives to Seller notice of Buyer's objection within such twenty (20) day period, then the issues in dispute will be submitted to Seller's and Buyer's respective accountants for resolution of the amount of any post-Closing Purchase Price adjustment, and such resolution will be conclusive and binding on the parties. If the issues are not resolved by the accountants within twenty (20) days of the submission of the dispute, then the accountants shall jointly appoint a third party firm of certified public accountants to resolve within sixty (60) days the issues in dispute and the determination as to any post-Closing Purchase Price adjustment by such third party accounting firm will be conclusive and binding on the parties. Each of Seller and Buyer will bear the costs and expenses of their respective accountants, and Buyer and Seller will share equally the costs of any third party accounting firm that is retained hereunder.

      (C) Right to Offset As set forth in Section 14.2, after the Closing, Buyer will also have the right to offset against any Purchase Price payments to be paid or Buyer's Stock to be issued, if any, the amount of any Damages suffered by Buyer in accordance with Section 14.2, but in any event, such offset and/or reduction shall not exceed $500,000 in the aggregate.

      3.4 USE OF PURCHASE PRICE PROCEEDS. Seller and Shareholder agree that the Escrowed Funds may be released from escrow during the one hundred twenty (120) days after the Closing Date with such released amount being used to pay any unpaid payroll, income and sales Taxes of the Seller and any specific claims asserted in writing prior to the one hundred twentieth day to the effect that the claimant has title to, or asserts an interest in, any of the Acquired Assets for which Buyer has no responsibility (the "ESCROWED LIABILITIES"), that exists during the one hundred twenty (120) days after the Closing Date. Seller and Shareholder agree that the remaining surplus Escrowed Funds shall be released from escrow to Seller, for use as the Seller determines in its sole discretion, on the day that is one hundred twenty (120) days after the Closing Date with such released amount being equal to the amount Buyer reasonably estimates the remaining Escrowed Funds to exceed the aggregate amount of any remaining Escrowed Liabilities that exists on the day that is one hundred twenty (120) days after the Closing Date. The amount of the Escrowed Funds equal to the aggregate amount of Escrowed Liabilities on the day that is one hundred twenty
(120) days after the Closing Date shall remain in escrow after such date pursuant to the terms of the Escrow Agreement. Seller and Shareholder further agree to reserve and use the cash payment made pursuant to Section 3.2(A), to pay any amounts set forth on the SCHEDULE 3.4 (the "SELLER'S DIRECTED PAYMENTS") and, if needed, in addition to the Escrowed Funds described in Section 3.2(B), to pay any Escrowed Liabilities, with the order of any such payments being unpaid payroll, income and sales Taxes of the Seller and any specific claims asserted in writing to the effect that the claimant has title to, or asserts an interest in, any of the Acquired Assets for which Buyer has no responsibility, prior to the payment of any intercompany payables.


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      3.5 ALLOCATION OF PURCHASE PRICE. The Purchase Price shall be allocated among the Acquired Assets in a manner determined by Buyer, and Buyer shall provide this allocation to Seller and Shareholder. Buyer, on the one hand, and Seller and Shareholder, on the other hand, agree that they shall not take any position or action inconsistent with such allocation in the filing of any income Tax Returns.

      3.6   DELIVERIES. At the Closing:

      (A) Buyer shall deliver to Seller the cash to be delivered at Closing, the Buyer's Stock to be delivered at Closing pursuant to Section 3.2(E) (excluding the Buyer's Stock to be issued within 20 days of Closing (subject to adjustment pursuant to Section 3.2(E) and 3.3(A)) and the other agreements, instruments, certificates and other documents required to be delivered by Buyer pursuant to
Article 11;

      (B) Seller and Shareholder shall deliver to Buyer (i) the agreements, instruments of transfer, certificates and other documents required to be delivered by Seller and Shareholder pursuant to Article 10 and (ii) possession of the Acquired Assets and Liabilities;

      (C) Buyer and Mr. John DeVito will have executed and delivered to each other an employment agreement (the "EMPLOYMENT AGREEMENT") for a minimum term of one-year (1 year) and containing such other terms as may be mutually agreed upon by Buyer and Mr. John DeVito;

      (D) Shareholder and Seller will execute and deliver to Buyer a three-year (3 year) non-competition agreement in favor of Buyer;

      (E) The Buyer and Seller will execute and deliver a registration rights agreement (the "REGISTRATION RIGHTS AGREEMENT") pursuant to which Buyer will agree to commence the process of registration of the resale of the Conversion Shares, and to use commercially reasonable efforts to cause that registration to become effective as soon as reasonably practicable, with such process being commenced within 30 days following a written request to do so from the holders of at least twenty-five percent (25%) of the outstanding Buyer's Stock. Under the Registration Rights Agreement, Buyer will bear the costs of the registration under the Registration Rights Agreement, except for the costs of underwriting discounts and commissions (if any) applicable to the Buyer's Stock and fees and disbursements of counsel for the Seller and/or Shareholder; and

      (F) Buyer, Seller and the Escrow Agent will execute and deliver to each other the Escrow Agreement.


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                                    ARTICLE 4
                            BANKRUPTCY COURT APPROVAL

      In accordance with the Shareholder's filing for bankruptcy, with regard to Seller, this Agreement will be subject to the approval of the United States Bankruptcy Court having jurisdiction over the Shareholder's case (the "SHAREHOLDER BANKRUPTCY COURT"). Shareholder acknowledges and agrees that (A) time is of the essence in order to preserve the value of the Business, and (B) it will use its reasonable best efforts to seek the entry of an appropriate order by the Shareholder Bankruptcy Court prior to August 31, 2002 (i) authorizing Shareholder to cause the Seller to enter into and consummate the Contemplated Transactions, including the transfer by the Seller of its assets and liabilities, as contemplated hereunder, free and clear of any rights, claims, or encumbrances of Shareholder as set forth in Section 7.6, and (ii) with regard to Seller, approving the terms and conditions of this Agreement including the enforcement of the exclusive dealing provision and any Break Up Fee payment required by Article 13 (collectively the "SHAREHOLDER BANKRUPTCY COURT ORDER"). Buyer acknowledges and agrees that in connection with Shareholder's motion to obtain the Shareholder Bankruptcy Court Order the Buyer shall represent to the Shareholder Bankruptcy Court that it is prepared to proceed to close the Contemplated Transactions pursuant to the terms of this Agreement.

                                    ARTICLE 5
                         REPRESENTATIONS AND WARRANTIES
                            OF SELLER AND SHAREHOLDER

      Except as set forth in the disclosure schedules delivered to Buyer contemporaneously herewith , each of Seller and Shareholder represent to Buyer, with respect to itself, the following:

      5.1 ORGANIZATION, STANDING, ETC. OF SELLER AND SHAREHOLDER. Each of Seller and Shareholder represent that it (A) is a corporation duly incorporated, validly existing and in good standing under the laws of the State of its incorporation and has all requisite corporate power and authority to carry on its business as currently conducted by it and to own or lease and to operate the properties used by it; and (B) Seller is qualified to do business in each state of the United States in which the Business is conducted that requires such qualification, except where the failure to so qualify would have a Material Adverse Effect on the Business. SCHEDULE 5.1 lists the states in which Seller is qualified to do business. For the purposes of this Agreement, a "MATERIAL ADVERSE EFFECT ON THE BUSINESS" means any and all material adverse change(s) in, or material adverse effect(s) on, the assets, liabilities, financial condition, business or operations of the Acquired Assets and Liabilities or the Business.

      5.2 CORPORATE AUTHORIZATION. The execution, delivery and performance of this Agreement and all other documents executed or to be executed pursuant to this Agreement by Seller and Shareholder, and the consummation of the Contemplated Transactions, have been duly authorized by all necessary corporate action on the part of Seller and Shareholder and do not conflict in any material respect with either of their charters or bylaws. This Agreement has been duly executed and delivered by a duly authorized officer of Seller and an authorized representative of Shareholder. As Shareholder has filed for protection under bankruptcy law, this representation will be subject to, and, with regard to Shareholder, satisfied by, the entry of the Shareholder Bankruptcy Court Order.

      5.3 ENFORCEABILITY. This Agreement constitutes the valid and legally binding obligation of Seller and Shareholder, enforceable in accordance with its terms, in all events subject to the entry of the Shareholder Bankruptcy Court Order.

      5.4 GOVERNMENTAL AUTHORIZATIONS AND THIRD PARTY CONSENTS. Except as set forth on SCHEDULE 5.9(B), or as included on SCHEDULE 10.6(A) OR SCHEDULE 10.6(B), no consents, licenses, approvals or authorizations of, or registrations or declarations with, any Governmental Authority or third party are required to be obtained or made by Seller or Shareholder in connection with the execution, delivery, performance, validity and enforceability of this Agreement, other than consents, licenses, approvals, authorizations, registrations or declarations, where the failure to obtain such would not have a Material Adverse Effect on the Business.

      5.5 FINANCIAL STATEMENTS AND UNDISCLOSED LIABILITIES. Seller has delivered to Buyer the following unaudited financial statements and balance sheets, each as of and for the year-ended December 31, 2001 (the "FINANCIAL STATEMENTS DATE"): (a) income statement of the Business and (b) balance sheet for the Business (such statements hereinafter being referred to as the "FINANCIAL STATEMENTS"). The Financial Statements have been prepared in accordance with GAAP consistently applied and fairly present in all material respects the financial condition, the Acquired Assets and Liabilities and the results of operation of the Business at the dates thereof and for the periods covered thereby, except as set forth on SCHEDULE 5.5. Except as set forth on SCHEDULE 5.5, and normal year-end adjustments (which in the aggregate will not be material to the Financial Statements), to the Seller's Knowledge, Seller has no liability (and there is no basis for any present or future action, suit, investigation, claim or other similar action that would reasonably give rise to any liability) that (i) is not disclosed on the face of the balance sheet or on the notes thereto or (ii) did not arise in the ordinary course of business.

      5.6 ABSENCE OF CERTAIN CHANGES OR EVENTS. Since the Financial Statements Date, Seller has conducted its operations related to the Business in the ordinary course of business except as set forth on SCHEDULE 5.6.

      5.7 TITLE TO ACQUIRED ASSETS.

      (A) Except as set forth on SCHEDULE 5.7(A), and except for equipment that is subject to leases, or conditional sales agreements, finance leases and similar agreements (collectively the "EQUIPMENT LEASES"), Seller is the sole owner of or has other valid ownership rights in the Acquired Assets (other than real property which is addressed in Section 5.7(B)). Seller's right, title and interest in equipment that is subject to an Equipment Lease is included in the Acquired Assets, subject to assignment to Buyer and assumption by Buyer of the obligations thereunder.

      (B) Seller owns no real property. SCHEDULE 5.7(B) includes a list of all of Seller's leased real property. With respect to real property listed on
SCHEDULE 5.7(B), the Seller's right, title and interest in the applicable real property leases is included in the Acquired Assets, subject to assignment to Buyer and assumption by Buyer of the obligations thereunder.

      5.8   TRANSFERRED INTELLECTUAL PROPERTY.

      (A) Seller owns, or is licensed or otherwise possesses the right to use, all Seller's intellectual property, and the Seller's intellectual property acquired by Buyer is all the intellectual property necessary to conduct the Business substantially as currently conducted by Seller in all material respects.

      (B) SCHEDULE 5.8(B) includes a list of all of Seller's (A) patents, registered copyrights, registered trademarks, registered trade names and registered service marks, and any pending applications therefor, included in the intellectual property, and (B) any software and hardware licenses to which Seller is a party (the "TRANSFERRED INTELLECTUAL PROPERTY").

      (C) To Seller's Knowledge, except as set forth on SCHEDULE 5.8(C), no claims with respect to the Transferred Intellectual Property have been asserted and are pending as of the date of this Agreement (i) to the effect that the sale, licensing or use of any of the products of the Business infringes any other party's valid copyright, trademark, service mark, trade secret or other intellectual property right, (ii) against the use by Seller of any trademarks, service marks, trade names, trade secrets, copyrights, patents, technology, or know-how used in the Business as currently conducted, or (iii) challenging the ownership or use by Seller of any of the Transferred Intellectual Property that Seller purports to own or use, nor, to Seller's Knowledge, is there a valid basis for such a claim described in this Section 5.8(C).

      5.9   CONTRACTS.

      (A) SCHEDULE 5.9(A) lists all Business Agreements and Reseller/Vendor Agreements constituting a portion of the Contracts relating to the Business between Seller or Shareholder and any other person or entity. SCHEDULE 5.9(B) lists all Contracts relating to the Business between Seller or Shareholder and any other person or entity that place any material limitation on the method of conducting or the scope of the Business or that purport to restrict the business activities of Seller in any manner relating to the Business, or use of information in the Business.

      (B) Seller has made available to Buyer a copy or description of each of the Assumed Customer Contracts and other Seller Contracts that are used in the Business. All of Seller's right, title and interest in these Assumed Customer Contracts and other Contracts will be assigned to Buyer at Closing to the extent such Assumed Customer Contracts and other Contracts can be assigned . Except for the Assumed Customer Contracts or as set forth on SCHEDULE 10.6(A) OR 10.6(B), no consent or approval of the other contracting party to any Contract that is material to the Business is required to be obtained for the consummation of the transactions contemplated herein.

      5.10 LITIGATION AND PRODUCT LIABILITY. Except as set forth on SCHEDULE 5.10, to Seller's Knowledge, no actions, suits, proceedings or governmental investigations are pending against Seller or, to Seller's Knowledge, overtly threatened, involving the Business or the Acquired Assets and Liabilities at law or in equity or before any Governmental Authority, or have been settled, dismissed or resolved since January 1, 2001, that would have a Material Adverse Effect on the Business following the Closing Date. As of the date of this Agreement, Seller is not subject to any judgment, stipulation, order or decree arising from any action, suit, proceeding or investigation that individually or in the aggregate would have a Material Adverse Effect on the Business following the Closing Date. Except as set forth on SCHEDULE 5.10, to Seller's Knowledge, Seller has no liability or basis for any liability arising out of any injury to individuals or property as the result of the ownership, use or possession of any product or service, sold, leased or delivered by Seller.

      5.11 LICENSES AND PERMITS. Seller has all licenses, permits and other authorizations from Governmental Authorities necessary for the conduct of the Business as conducted by Seller prior to the date hereof, all of which are identified on SCHEDULE 5.11 (collectively "PERMITS"), except where the failure to have such Permits would not have a Material Adverse Effect on the Business. Except as set forth on SCHEDULE 5.11(A), (A) each of the Permits is in full force and effect, (B) the Business is in compliance with the terms, provisions and conditions thereof, except where the failure to be so in compliance would not have a Material Adverse Effect on the Business, (C) to Seller's Knowledge, there are no outstanding violations, notices of noncompliance, judgments, consent decrees, orders or judicial or administrative actions, investigations or proceedings with respect to such Permits that would have a Material Adverse Effect on the Business, and (D) to Seller's Knowledge, no condition exists and no event has occurred which (whether with or without notice, lapse of time or the occurrence of any other event) would permit the suspension or revocation of any material Permits other than by expiration of the term set forth therein. Seller makes no representation or warranty with respect to the transferability of the Permits to Buyer.

      5.12 ENVIRONMENTAL COMPLIANCE. Except as set forth in SCHEDULE 5.12, to Seller's Knowledge (A) the conduct of the Business complies with all Environmental Laws, except where the failure to so comply would not have a Material Adverse Effect on the Business and (B) there are no outstanding violations, notices of noncompliance, judgments, consent decrees, orders or judicial or administrative actions, investigation or proceedings arising under or pursuant to Environmental Laws, with respect to or affecting any of the leased facilities, which would have a Material Adverse Effect on the Business. To Seller's Knowledge, SCHEDULE 5.12 describes all known conditions of the leased facilities and equipment of the Seller as of the date hereof which relate to compliance with, or liabilities under, Environmental Laws.

      5.13 ADEQUACY OF ASSETS. Except as set forth on SCHEDULE 5.13, Seller is of the opinion that the Acquired Assets are sufficient for the conduct of the Business on the Closing Date and immediately thereafter in substantially the same manner in which it has been conducted by Seller since May 1, 2001.

      5.14 COMPLIANCE WITH OTHER INSTRUMENTS AND LAWS. The execution, delivery and performance of this Agreement and the consummation of the Contemplated Transactions will not conflict with or result in any violation of or default under any provision of any mortgage, indenture, trust, lease, partnership or other agreement or other instrument, permit, concession, grant, franchise, license, judgment, order, decree, statute, law, ordinance, rule or regulation applicable to Seller or any of its properties or assets, the result of which would (either individually or in the aggregate) have a Material Adverse Effect on the Business or would materially impair Seller's and/or Shareholder's ability to consummate the Contemplated Transactions. Except as set for on SCHEDULE 5.14(A), Seller has complied, and is in compliance, with all other Applicable Laws applicable to Seller or any of the Acquired Assets and Liabilities or the Business, the failure with which to so comply would have a Material Adverse Effect on the Business, and no basis exists for any claim of default under or violation of any such statute, law, ordinance, regulation, rule, permit, judgment, order, or decree except such defaults or violations, if any, the resulting claims for default or violation of which would not have a Material Adverse Effect on the Business. Except as set for on SCHEDULE 5.14(B), to Seller's Knowledge, Seller has paid all sales and use Taxes that are due and payable with respect to the Business.

      5.15 ACCOUNTS RECEIVABLE. The accounts receivable constituting a portion of the Acquired Assets will be good and valid receivables arising from the sale of goods and services in the ordinary course of business and, to the Knowledge of Seller, should be collected in the ordinary course of business as actually conducted by Seller at the aggregate amount recorded therefor on the books and records of Seller as of the Closing (subject to no counterclaims or offset), net of the applicable bad debt reserve, if any, currently recorded on such books and records.

      5.16 INVENTORY. Subject to reserves for obsolete, damaged and slow moving items reflected on the balance sheet as of the Closing Date, the inventories of finished goods, work-in-process, and raw materials reflected on the balance sheet as of the Closing Date, to the Seller's Knowledge, are of a quality and quantity which could be sold, used or consumed in the normal course of Business.

      5.17 BROKERS. Except as set forth on SCHEDULE 5.17, no agent, broker, Person or firm acting on behalf of Seller or Shareholder or their stockholders is, or will be, entitled to any commission or broker's or finder's fees from Seller or Shareholder, or from any Person controlling, controlled by or under common control with Seller or Shareholder, in connection with any of the Contemplated Transactions. Buyer shall have no obligation or liability to any entity or Person set forth on SCHEDULE 5.17 or otherwise with respect to any such commissions, brokers or finders fee.

      5.18 INVESTMENT. On the date hereof and the dates that Buyer's Stock is delivered to Seller, Seller represents and warrants to Buyer that it (A) understands that the Buyer's Stock has not been registered under the Securities Act of 1933, as amended (the "SECURITIES ACT") or under any state securities laws, and is being offered and sold by Buyer in reliance upon federal and state exemptions for transactions not involving any public offering, (B) has no present intent to distribute or otherwise transfer the Buyer's Stock to Shareholder or its shareholders, unless such distribution is authorized by the Shareholder Bankruptcy Court, (C) is a sophisticated investor with knowledge and experience in business and financial matters, (D) has received certain information concerning the Buyer and has had the opportunity to obtain additional information as desired in order to evaluate the merits and risks inherent in holding the Buyer's Stock, (E) is able to bear the economic risk inherent in holding the Buyer's Stock, and (F) is an Accredited Investor, as that term is defined in Rule 501(a) of Regulation D promulgated under the Securities Act.

      5.19 SHAREHOLDER BANKRUPTCY. Shareholder represents and warrants that it has sought bankruptcy law protection and has filed for bankruptcy prior to the execution of this Agreement.

      5.20  EMPLOYEES AND BENEFITS.

      (A) SCHEDULE 5.20(A) sets forth a true and correct list of all "employee benefit plans" as defined by Section 3(3) of ERISA, all specified fringe benefit plans as defined in Section 6039D of the Code, and all other bonus, incentive compensation, deferred compensation, profit sharing, stock option, stock appreciation right, stock bonus, stock purchase, employee stock ownership, savings, severance, disability, accident, group insurance, vacation, holiday, sick leave, fringe benefit or welfare plan, and any other employee compensation or benefit plan, agreement, policy, practice, commitment, contract or understanding (whether qualified or nonqualified, currently effective or terminated, written or unwritten), and any trust, escrow or other agreement related thereto which currently is sponsored, established, maintained or contributed to or required to be contributed to by the Seller or for which the Seller has any liability, contingent or otherwise (the "PLANS"). Seller has maintained and operated each Plan that is a group health plan in compliance with
Section 4980B and 9801 of the Code and Sections 601 et seq. and 701 et seq. of ERISA , including providing all required notices to its current and former employees. Seller shall indemnify Buyer for any loss or claim Buyer may incur in connection with Seller's obligations relating to any current or former employee of Seller arising from the failure of Seller to comply with Section 4980B or 9801 of the Code or Section 601 et seq. or 701 et seq. of ERISA, including any loss or claim resulting from the failure of Seller to provide any notices to any of Seller's current or former employees. This indemnity is exclusive of any other indemnity provided by Seller in this Agreement with respect to the subject matter of this Section 5.20.

      (B) To Seller's Knowledge, there are no pending, threatened or anticipated disputes, lawsuits, investigations, audits, complaints or claims (other than routine claims for benefits) by, on behalf of, or against any of the Plans or any trust related thereto, except as individually or in the aggregate would not result in any loss to Buyer or the imposition of any encumbrance or lien on the Acquired Assets.

      (C) Neither Seller nor any trade or business (whether or not incorporated) which is or at any time within the six (6) year period preceding the date of this Agreement would have been treated as a "single employer" with Seller under
Section 414(b), (c), (m), or (o) of the Code (an "ERISA AFFILIATE") has at any time within the six (6) year period preceding the date of this Agreement, sponsored, contributed to, had an obligation to contribute to or otherwise participated in any Plan that is subject to Title IV of ERISA or Section 412 of the Code, including any "multiemployer plan" (as defined in Section 3(37) of ERISA) with respect to which Buyer would have any loss or that could result in an encumbrance or lien attaching to any Acquired Assets.

      (D) SCHEDULE 5.20(D) sets forth a true and complete list of all current and former employees of Seller and all former employees of Shareholder, including each person employed by Seller or

Shareholder within the 36 month period immediately preceding the Closing Date, who: (i) as of the Closing Date is receiving health care continuation coverage under Section 4980B of the Code; (ii) is eligible, as of the Closing Date, to receive health care continuation coverage under Section 4980B of the Code but elected not to receive such coverage; or (iii) will be eligible to elect health care continuation coverage under Section 4980B of the Code in connection with the sale (as such phrase is described in Section 54.4980B-9, Q&A-8 of the Income Tax Regulations) contemplated by this Agreement.

      (E) As of the date hereof, Seller has 116 employees, all of whom are listed on SCHEDULE 5.20(E).

      (F) Seller has not been required to provide any notification under the Workers Adjustment and Retraining Notification Act (the "WARN ACT").

      5.21  TAXES.

      (A) Seller has timely filed or caused to be timely filed, or is on extension with, all federal, state and local Tax Returns for all federal, state and local Taxes; all such Tax Returns are proper, complete and accurate in all material respects; and all amounts showing thereon have been paid. (Seller has delivered to Buyer copies of its federal income tax returns for the last three
(3) fiscal years.)

      (B) Seller has paid, caused to be paid or has reserved for all Taxes that have become due.

      (C) The amounts set up as provisions for Taxes on Seller's Financial Statements are, to Seller's Knowledge, sufficient for the payment of all accrued and unpaid Taxes of any kind.

      (D) Except as set forth on SCHEDULE 5.21, Seller has not received and/or has no Knowledge of any notice of deficiency or assessment with respect to Seller, or any of the Acquired Assets, or any basis for any of the foregoing, from any taxing authorities. Seller has not been notified by the Internal Revenue Service that it intends to audit the federal income Tax Returns of Seller.

      (E) Except as set forth on SCHEDULE 5.21, there is no litigation, governmental or other proceeding (formal or informal), or investigation pending, or to Seller's Knowledge, threatened, with respect to any such federal, state or local Tax Return. There are no Tax liens upon, pending against or, to Seller's Knowledge, threatened against any Acquired Assets.

                                    ARTICLE 6
                     REPRESENTATIONS AND WARRANTIES OF BUYER

      Except as set forth in the disclosure schedules delivered to Seller contemporaneously herewith, Buyer hereby represents and warrants to Seller and Shareholder the following:

      6.1 ORGANIZATION AND STANDING OF BUYER. Buyer is a corporation duly incorporated, validly existing and in good standing under the laws of the State of its incorporation and has all requisite corporate power and authority to carry on its business as currently conducted by it.

      6.2 CORPORATE AUTHORIZATION. The execution, delivery and performance of this Agreement and all other documents executed or to be executed pursuant to this Agreement by Buyer, and the consummation of the Contemplated Transactions by Buyer, have been duly authorized by all necessary corporate action on the part of Buyer and do not conflict in any material respect with its charter or bylaws. This Agreement has been duly executed and delivered by a duly authorized officer of Buyer.

      6.3 ENFORCEABILITY. This Agreement constitutes the valid and legally binding obligation of Buyer, enforceable in accordance with its terms.

      6.4 COMPLIANCE WITH OTHER INSTRUMENTS AND LAWS. The execution, delivery and performance of this Agreement and the consummation of the Contemplated Transactions will not conflict with or result in any violation of or default under any provision of any mortgage, indenture, trust, lease, partnership or other agreement or other instrument, permit, concession, grant, franchise, license, judgment, order, decree, statute, law, ordinance, rule or regulation applicable to Buyer or any of its properties or assets, the result of which would (either individually or in the aggregate) have a material adverse effect on the operations or financial condition of Buyer and its subsidiaries, taken as a whole (a "MATERIAL ADVERSE EFFECT ON BUYER"), or would materially impair Buyer's ability to consummate the Contemplated Transactions.

      6.5 GOVERNMENTAL AUTHORIZATIONS AND THIRD-PARTY CONSENTS. Except as set forth on SCHEDULE 6.5, no consents, licenses, approvals or authorizations of, or registrations or declarations with, any Governmental Authority or any third party, are required to be obtained or made by Buyer in connection with the execution, delivery, performance, validity and enforceability of this Agreement other than the consents, licenses, approvals, authorizations, registrations or declarations, where the failure to obtain such would not have a Material Adverse Effect on Buyer. Buyer is not currently engaged in, or contemplating, any business transaction that would be reasonably expected to hinder or delay the authorizations and consents referred to in this Section 6.5.

      6.6 LITIGATION. To Buyer's Knowledge, no action, suit, proceeding or governmental investigation is pending or, to Buyer's Knowledge, overtly threatened, against Buyer or its properties, at law or in equity or before any Governmental Authority that seeks to question, delay or prevent the consummation of the Contemplated Transactions.

      6.7 BROKERS. Except as set forth on SCHEDULE 6.7, no agent, broker, Person or firm acting on behalf of Buyer or its stockholders is, or will be, entitled to any commission or broker's or finder's fees from Buyer, or from any Person controlling, controlled by or under common control with Buyer, in connection with any of the Contemplated Transactions. Seller and Shareholder shall have no obligation or liability to any entity or Person set forth on SCHEDULE 6.7 or otherwise with respect to any such commissions, brokers or finders fee.

      6.8   FILINGS WITH SEC; FINANCIAL STATEMENTS

      (A) SEC Filings. Buyer has filed with the SEC each form, registration statement, report, schedule, proxy, information statement and other documents required to be filed with the SEC since January 1, 2000 (such documents, together with any documents filed during such period by Buyer with the SEC on a voluntary basis, the "BUYER SEC DOCUMENTS"). As of their respective dates, the Buyer SEC Documents (i) complied in all material respects with the applicable requirements of the Securities Act or the Securities Exchange Act of 1934, as amended (the "EXCHANGE ACT"), as the case may be, and the rules and regulations of the SEC promulgated thereunder applicable to such Buyer SEC Documents and
(ii) did not at the time they were filed (or if amended or superseded by a filing prior to the date of this Agreement, then on the date of such filing) contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

      (B) Financial Statements. The financial statements of Buyer included in the Buyer's Annual Report on Form 10-K for the fiscal year ended December 31, 2001 and its Quarterly Report on

Form 10-Q for the first fiscal quarter for year 2002 (the "Buyer Financial Statements") comply as to form in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, have been prepared in accordance with GAAP (except, in the case of unaudited statements as permitted by Form 10-Q of the SEC) applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto) and fairly present the consolidated financial position of Buyer as of the dates thereof and the consolidated results of its operations and cash flows for the periods then ended (subject, in the case of unaudited statements, to normal year-end audit adjustments that do not reflect a Material Adverse Effect on Buyer).

      (C) No Undisclosed Liabilities. Except as included in the Buyer SEC Documents filed prior to the date hereof, and normal year-end adjustments (which in the aggregate will not be material to the Buyer Financial Statements), to the Buyer's Knowledge, Buyer has no liability (and there is no basis for any present or future action, suit, investigation, claim or other similar action that would reasonably give rise to any liability) that did not arise in the ordinary course of business.

      (D) Absence of Changes. Except as and to the extent disclosed in the Buyer SEC Documents filed prior to the date hereof, or as set forth in SCHEDULE 6.8(D), since December 31, 2001, Buyer has conducted its business in the ordinary and usual course consistent with past practice and there has not been any event, occurrence or development which has had, or would have, a Material Adverse Effect on Buyer.

                                    ARTICLE 7
                       COVENANTS OF SELLER AND SHAREHOLDER

      Each of Seller and Shareholder, as indicated below agree to the following covenants with respect to itself:

      7.1   CONDUCT OF BUSINESS.

      (A) Except as set forth on SCHEDULE 7.1 or as may be otherwise expressly permitted by this Agreement, or with the prior consent of Buyer, until the earlier of the Termination Date or the Closing Date, Seller will: (i) operate the Business only in the ordinary course; (ii) use commercially reasonable efforts to preserve intact the organization of the Business; (iii) continue in full force and effect all existing insurance and similar policies of or relating to the Business; and (iv) use commercially reasonable efforts to preserve each of Seller's relationships with its suppliers, customers, licensors and licensees and others having business dealings with Seller relating to the Business.

      (B) Without limiting the generality of Section 7.1(A), until the earlier to occur of the Termination Date or the Closing, and except as may be otherwise expressly permitted by this Agreement or with the prior written consent of Buyer, which shall not be unreasonably withheld, delayed or conditioned, Seller shall not, with respect to the Business:

            (i) enter into any transaction in excess of Ten Thousand dollars ($10,000) in connection with the Business outside the ordinary course of business;

            (ii) conduct the Business in a manner that departs materially from the manner in which the Business was being conducted prior to the date of this Agreement;

            (iii) sell, lease, transfer, mortgage or assign any of the Acquired Assets or Liabilities, tangible or intangible, other than in the ordinary course of business;

            (iv) cancel, compromise, knowingly waive or release any material right or claim (or series of related rights and claims) under any contracts that form a part of the Acquired Assets, outside the ordinary course of business;

            (v) make any material change in the rate of compensation, commission, bonus or other direct or indirect remuneration payable, or agree to pay, conditionally or otherwise, any material bonus, incentive, retention or other compensation, retirement, welfare, fringe or severance benefit or vacation pay, to or in respect of any employee of the Business, other than the increases and payments in the ordinary course of business consistent with past practice in the compensation payable to employees of the Business;

            (vi) hire any employees such that the total number of employees of the Seller is greater than 116, with the notable exception of temporary or full-time personnel required to fulfill new billable contracts only; and

            (vii) agree to do any of the foregoing.

      If Seller wishes to engage in any act that falls within the provisions of
Section 7.1(B), Seller shall provide prior written notice thereof to Buyer who shall advise Seller within five (5) business days of any objection Buyer has with such action. If Buyer fails to object within such period, Buyer shall be deemed to have waived any objection to such act.

      7.2 ACCESS. Subject to reasonable notice and as permitted by law, and subject to the Non-Disclosure Agreement, Seller shall afford to Buyer and its accountants, counsel and other agents and representatives access during normal business hours throughout the period from the date hereof until the earlier of
(i) the Closing Date, (ii) the Termination Date, or (iii) the date that the Break-Up Fee is paid to Buyer in accordance with Section 13.2, to all of the properties, books, contracts, commitments and records of the Business and, during such period, Seller shall furnish promptly to Buyer and its representatives in relation to the Business access to all other information concerning the business, properties and personnel of the Business as Buyer may reasonably request. Seller shall promptly upon request provide Buyer access to a true, complete and correct copy of each written agreement or other instrument, together with all amendments or clarifications thereto, and a true, complete and correct summary of the terms and conditions of each oral agreement, identified in Seller's Disclosure Schedule. If access is restricted due to a term in the agreement or by Applicable Law, Seller shall use its commercially reasonable efforts to secure consent from the other party(ies) to the agreement to provide such access prior to the Closing with sufficient time for Buyer review. Buyer will treat the documents and other material and information referred to in this
Section 7.2 as confidential in compliance with Section 9.5.

      7.3 RELEASE OF LIENS, SECURITY INTERESTS AND FINANCING LEASES. Except as set forth in SCHEDULE 7.3, Seller shall transfer the Acquired Assets to Buyer at the Closing free and clear of all liens, interests, claims, security interests and encumbrances, including acquired financing/capital leases (and any liens and interests associated therewith) and other contracts acquired by Buyer. Seller shall transfer the Acquired Assets listed on SCHEDULE 7.3 at the Closing subject to all liens, interests, claims, security interests and encumbrances, including acquired financing/capital leases (and any liens and interests associated therewith) and other contracts acquired by Buyer.

      7.4 PLANS, BENEFITS AND POLICIES. Seller acknowledges that Buyer has no obligation to hire any of Seller's employees and Seller shall retain all liabilities related to its Plans.

      7.5 USE OF CORPORATE NAME. After the Closing Date, Seller will cease and discontinue the use the corporate name "DCI," "Delta Computec Inc." or any other name confusingly similar to such names, except that for a reasonable period of time from the Closing Date, Seller may refer to those names in connection with identifying itself as "formerly known as" one or more of those names where such identification is required by law, rule or regulation.

      7.6 NO ASSERTION OF CLAIMS. As of the date hereof and thereafter, Shareholder agrees that it will not assert any claims, encumbrances or rights against (i) the Acquired Assets and Liabilities or (ii) Buyer in connection with the Acquired Assets or Liabilities (other than with respect to Buyer's obligations under this Agreement), which, in either case, Shareholder has or in the future may have against Seller or the Seller's assets or liabilities, and represents and warrants to Buyer that at the Closing, the Acquired Assets and Liabilities will be transferred to Buyer free and clear of any such claims, encumbrances or rights.

      7.7 TAX CERTIFICATES. As soon as possible after the Closing, Seller will provide to Buyer certificates dated as of a date after the Closing Date (A) as to the good standing and payment of all applicable Taxes by Seller for the jurisdictions set forth in SCHEDULE 5.14(B) and (B) from the appropriate taxing authorities for the jurisdictions set forth in SCHEDULE 5.14(B) stating that no Taxes are due to such state or other taxing authority for which Buyer could have liability to withhold or pay Taxes with respect to the transfer of the Acquired Assets. The amount necessary to pay the Taxes set forth on SCHEDULE 5.14(B) shall be included in the Escrowed Liabilities as set forth in Section 3.4.

                                    ARTICLE 8

                                 COVENANTS OF BUYER

      8.1 INVESTIGATION. In conducting its review of the Business, Buyer shall conduct itself so as to not unreasonably interfere with the Business or with the performance of Seller's employees.

      8.2 ACCESS. Subject to reasonable notice and as permitted by law, and subject to the Non-Disclosure Agreement, Buyer shall afford to Seller and Shareholder and their accountants, counsel and other agents and representatives access during normal business hours throughout the period from the date hereof until the earlier of (i) the Closing Date, (ii) the Termination Date, or (iii) the date that the Break-Up Fee is paid to Buyer in accordance with Section 13.2, to all of the properties, books, contracts, commitments and records of Buyer's business and, during such period, Buyer shall furnish promptly to Seller and Shareholder and their representatives in relation to its business access to all other information concerning its business, properties and personnel as Seller and Shareholder may reasonably request. Buyer shall promptly upon request provide Seller and Shareholder access to a true, complete and correct copy of each written agreement or other instrument, together with all amendments or clarifications thereto, and a true, complete and correct summary of the terms and conditions of each oral agreement, identified in Buyer's Disclosure Schedule. If access is restricted due to a term in the agreement or by Applicable Law, Buyer shall use its commercially reasonable efforts to secure consent from the other party(ies) to the agreement to provide such access prior to the Closing with sufficient time for Seller and Shareholder review. Seller and Shareholder will treat the documents and other material and information referred to in this Section 8.2 as confidential in compliance with Section 9.5.

      8.3 NON-SOLICITATION. In the event that the Closing does not occur for any reason, for a period of one (1) year from the execution of this Agreement, Buyer agrees not to solicit any employee of Seller or Shareholder as of the date hereof, or, to Buyer's Knowledge enter into discussions for, or engage for any purpose or in any capacity, the services of any employee of Seller or Shareholder as of the date hereof or solicit, enter into discussions for, or engage any customer that is a party to an Assumed

Customer Contract for business that is substantially similar to the business described in such Assumed Customer Contract.

      8.4 WARN ACT. Buyer shall be responsible for the timely dissemination of any and all notices required under the WARN Act that result from the Closing of the Contemplated Transactions.

      8.5 QUARTERLY FINANCIAL STATEMENTS. The financial statements of Buyer included in its Quarterly Reports on Form 10-Q for the fiscal quarters during the year 2002 filed subsequent to the date of this Agreement will comply as to form in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, will be prepared in accordance with GAAP (except, in the case of unaudited statements as permitted by Form 10-Q) applied on a consistent basis (except as may be indicated in the notes thereto) and will fairly present the consolidated financial position of Buyer as of the dates thereof and the consolidated results of its operations and cash flows for the periods then ended (subject, in the case of unaudited statements, to normal year-end audit adjustments that would not have a Material Adverse Effect on Buyer).

      8.6 COBRA. For the purposes of obligations Buyer shall have to former employees of Seller under Section 54-4980B-9 of the Income Tax Regulations, Buyer agrees to treat former employees of Shareholder listed on SCHEDULE 5.20(D) as if they were former employees of Seller whose employment was associated with the Business.

      8.7 ISSUANCE OF BUYER'S STOCK. Upon Buyer's issuance to Seller of the Buyer's Stock pursuant to any provision of this Agreement in consideration for the transfer of the Acquired Assets and Liabilities, subject to Sections 3.2(E) and 3.3(A) and (B), the Buyer's Stock (i) will be duly authorized, (ii) will be validly issued, fully paid and nonassessable, free and clear of any and all Taxes, liens, claims, preemptive or similar rights or encumbrances imposed by or through the Buyer and (iii) will be entitled to all of the rights, preferences and privileges set forth in the Certificate of Designations for the Buyer's Stock. Upon Buyer's issuance to Seller of the Buyer's Stock, the Conversion Shares will be duly authorized and reserved for issuance and, when issued upon conversion of the Buyer's Stock in accordance with the terms of the Certificate of Designations, will be duly and validly issued, fully paid and nonassessable, free and clear of all Taxes, liens, claims, preemptive or similar rights or encumbrances imposed by or through the Buyer. At Closing, Buyer will provide to Seller an Officer's Certificate, in form reasonably satisfactory to Seller, acknowledging compliance with the provisions of this Section 8.7.

                                    ARTICLE 9
                              COVENANTS OF ALL PARTIES

      9.1 COOPERATION AMONG PARTIES. Subject to the terms and conditions of this Agreement, each party will use its commercially reasonable efforts to cooperate with each other in order to consummate the Contemplated Transactions in a timely manner, including doing the following;

      (A) to execute and deliver any further instruments or documents that are reasonably requested by a party or counsel to any party signatory hereto to evidence or facilitate the consummation of the Contemplated Transactions;

      (B) to enter into mutually acceptable arrangements pursuant to which any payments recovered by Seller following the Closing Date in respect of receivables arising under the Assumed Customer Contracts and other contracts acquired by Buyer following the Closing Date are promptly remitted to Buyer, while recognizing that Seller shall have no employees and no operations after the Closing; and

      (C) to assign to Buyer with respect to its assumption of all capital and operating leases of Seller used in the operation of the Business that are included in the Acquired Assets.

The parties acknowledge and agree that time is of the essence, and they will work together in an attempt to (i) finalize forms of ancillary agreements to be delivered at the Closing, including the Escrow Agreement within thirty (30) days of the execution of this Agreement, and (b) close the Contemplated Transactions as soon as feasible after the execution of this Agreement.

      9.2   CONSENTS.

      Seller and Buyer will use their commercially reasonable efforts to obtain prior to the earlier of the date required (if so required) or the Closing Date, the consents set forth on Schedule 10.6(B) and all authorizations, consents, orders, permits or approvals of, or notices to, or filings, registrations or qualifications with, all Governmental Authorities, for the consummation of the Contemplated Transactions.

      9.3   LIABILITY FOR TRANSFER TAXES.

      (A) Seller shall be responsible for and pay in a timely manner all sales, use, value added, documentary, stamp, registration, transfer, conveyance, excise, recording, license and other similar Taxes and fees (including without limitation any goods and services Tax, but for the avoidance of doubt, excluding any income Taxes) ("TRANSFER TAXES") arising out of or in connection with or attributable to the Contemplated Transactions. Seller shall prepare and timely file all Tax Returns required to be filed in respect of Transfer Taxes that are required under Applicable Law, provided, however, that Seller's preparation of such Tax Returns shall be subject to Buyer's approval, which approval shall not be unreasonably withheld, conditioned or delayed.

      (B) Nothing herein shall prevent Seller or Shareholder from seeking exemption from the payment of any such Transfer Taxes, or seeking payment of Transfer Taxes at a favorable tax rate, under applicable law, including, but not limited to, Section 1146 of the Bankruptcy Code.

      9.4 PRORATIONS. Real and personal property Taxes that are paid or payable with respect to the Acquired Assets for the year 2002 shall be prorated between Seller and Buyer based on their respective period of ownership in year 2002. The pro rata portion of such Taxes shall be adjusted between Seller and Buyer at the Closing. If the year 2002 Tax bills are unavailable on the Closing Date, the actual Taxes for the year 2001 will be used for proration purposes. In the event that Taxes for year 2002 are increased over actual Taxes for year 2001, Seller will remain liable for the increase over the pro-rated portion through the Closing Date and shall pay to Buyer the amount of such increase within thirty days following Buyer's delivery to Seller of reasonable evidence of such tax increase, if applicable. Payments for any leases that are paid or payable with respect to the Acquired Assets for the year 2002 shall also be prorated between Seller and Buyer based on their respective period of ownership in year 2002.

      9.5   CONFIDENTIALITY.

      (A) Except as expressly modified by this Agreement, the mutual Non-Disclosure and Confidentiality Agreement effective as of December 19, 2001, and executed among the parties on January 9, 2002 (the "CONFIDENTIALITY AGREEMENT" or "NON-DISCLOSURE AGREEMENT") will remain in full and force and effect. If the Contemplated Transactions are not consummated, each party will immediately return or destroy all confidential information of the other parties and any and all copies thereof, however stored, and, if requested by the other parties, shall certify conformity with this Section 9.5(A) in writing.

      (B) Subject to the terms of Article 13 with respect to notices that may be provided in connection with Shareholder Bankruptcy Court Order approving this Agreement, and except to the extent a party is required by law, rule or regulation, no party shall, and will direct its Representatives not to make, without the prior written consent of the other parties, directly or indirectly, any public comment, statement or communication with respect to, or otherwise disclose or to permit the disclosure of the existence of, the terms of this Agreement. If a party is required by law to make such a disclosure, or if a party must make such disclosure to satisfy a legal demand of a court of competent jurisdiction or regulatory body, it must first provide to the other parties the content of the proposed disclosure, and the time and place that the disclosure will be made.

      (C) The parties agree that, if the list of Assumed Customer Contracts, which is referenced in Section 2.1(A)(ii), the list of former employees, which is referenced in Section 5.20(D) and the list of current employees, which is referenced in Section 5.20(E), must be disclosed in connection with, the Shareholder's bankruptcy proceeding, the Shareholder and Seller agree that they will request that such lists be filed under seal and the Shareholder Bankruptcy Court's clerk be ordered not to disclose such lists or their contents to anyone not authorized by the Shareholder Bankruptcy Court to obtain such information.

      9.6 EMPLOYMENT AGREEMENT. Buyer and Mr. John DeVito shall negotiate the Employment Agreement, which shall be for a minimum term of one-year (1 year) and contain such other terms as may be mutually agreed by Buyer and Mr. John DeVito, and Seller, Shareholder and Mr. John DeVito shall take all reasonable actions necessary to permit Mr. John DeVito to enter into the Employment Agreement.

      9.7 UPDATING OF INFORMATION. The parties acknowledge and agree that due to the potential length of the time period between the date of this Agreement and the Closing Date, the parties will work together in an attempt to update for the Closing the following: (i) the list of Assumed Customer Contracts, which is referenced in Section 2.1(A)(ii), such that on the Closing Date Seller shall provide to Buyer an updated list reflecting the Assumed Customer Contracts as of the Closing Date; and (ii) SCHEDULES 2.1, 2.2, 2.3, 5.7(B), 5.9(A), 5.20(D),
5.20(E) AND 7.3. Seller and Shareholder acknowledge and agree that if an update to the list of Assumed Customer Contracts or SCHEDULES 2.1, 2.3, 2.4, 5.7(B), 5.9(A), 5.20(D), 5.20(E) OR 7.3 reflects an event or circumstance or series of related events or circumstances that have caused or could reasonably be expected to cause a Material Adverse Effect on the Business, then Buyer will not be required to close the Contemplated Transactions pursuant to Section 10.12.

                                     ARTICLE 10
                    CONDITIONS TO OBLIGATIONS OF BUYER TO CLOSE

      The obligations of Buyer to purchase the Acquired Assets and Liabilities and otherwise consummate the Contemplated Transactions that are to be consummated at the Closing are subject to the satisfaction, as of the Closing Date, of the following conditions (any of which may (to the extent permitted by Applicable Law) be waived by Buyer, in its sole discretion, in whole or in part):

      10.1 ACCURACY OF REPRESENTATIONS AND WARRANTIES. The representations and warranties of Seller set forth in Article 5 shall be accurate in all material respects as of the Closing, as though made on and as of the Closing Date, except to the extent that (A) any of such representations and warranties refers specifically to a date other than the Closing Date, in which case such representation or warranty shall have been accurate in all material respects as of such other date, and (B) the accuracy of any of such representations and warranties is affected by any of the Contemplated Transactions.

      10.2 PERFORMANCE. Seller and Shareholder shall have performed in all material respects all obligations required by this Agreement to be performed by Seller and Shareholder on or before the Closing Date.

      10.3 NO CONFLICT. The Contemplated Transactions and the consummation of the Closing shall not be illegal or prohibited under any Applicable Law. No temporary restraining order, preliminary or permanent injunction, cease and desist order or other order issued by any court of competent jurisdiction or any competent Governmental Authority or any other legal restraint or prohibition preventing the Contemplated Transactions or the consummation of the Closing or imposing damages in respect thereto, shall be in effect, and there shall be no pending or threatened actions or proceedings by any Governmental Authority (or determinations made by any Governmental Authority) that would reasonably be expected to have a material adverse effect on the Contemplated Transactions.

      10.4 CERTIFICATE. Buyer shall have received from duly authorized Representatives of Seller and Shareholder certificates dated as of the Closing Date, confirming, to such person's Knowledge, that the conditions applicable to it in Sections 10.1, and 10.2 have been met, and including copies of the necessary corporate resolutions of Seller and Shareholder that authorize the transaction; provided that this Section 10.4 shall be deemed satisfied with regard to Shareholder by the entry of the Shareholder Bankruptcy Court Order.

      10.5 SHAREHOLDER BANKRUPTCY COURT APPROVAL. Shareholder shall have obtained the Shareholder Bankruptcy Court Order set forth in Section 4.1 in form and substance reasonably acceptable to Buyer, and the implementation, operation or effect of such order shall not be stayed or any stay entered shall have been dissolved.

      10.6 CONSENTS. All approvals, consents, waivers and authorizations required to be obtained by Seller and Shareholder in connection with the Contemplated Transactions, consisting of those consents listed on SCHEDULE 10.6(B) shall have been obtained and shall be in full force and effect. Seller shall not be required to obtain any consents (i) relating to the Assumed Customer Contracts or (ii) listed on SCHEDULE 10.6(A), which obligation not to obtain such consents is not waivable by Buyer.

      10.7 TRANSFER DOCUMENTS. Seller shall have delivered to Buyer at the Closing all documents, certificates and agreements necessary to transfer to Buyer all of Seller's right and title to and interests in the Acquired Assets and Liabilities, in form and substance reasonably satisfactory to Buyer, including, without limitation:

      (A) bills of sale, assignments, leases and general conveyances with respect to the Acquired Assets and Liabilities, dated as of the Closing Date;

      (B) assignments of all Assumed Customer Contracts and any other agreements and instruments constituting Acquired Assets and Liabilities assigning to Buyer all of Seller's right, title and interest therein and thereto, dated as of the Closing Date;

      (C) certificates of title to all Acquired Assets identified on Schedule 2.1(A) that are evidenced by titles, duly endorsed for transfer to Buyer as of the Closing Date; and

      (D) any UCC termination filings that are necessary for Seller to be able to transfer and convey to Buyer the Acquired Assets and Liabilities free and clear of any and all liens, interests, claims, security interests and encumbrances, other than liens, interests, claims, and security interests that Buyer agrees to assume.

      10.8 OTHER DELIVERIES. Buyer shall have received the deliveries set forth in Sections 3.6 (B), (C), (D), (E) and (F).

      10.9 TAX CERTIFICATES. Except as set forth on SCHEDULE 5.14(B), Seller shall have provided to Buyer certificates dated as of a date not earlier than the fifth business day prior to the Closing Date (A) as to the good standing and payment of all applicable Taxes by Seller, executed by the appropriate official of the state of its incorporation and each jurisdiction in which Seller is licensed or qualified to do business as a foreign corporation as set forth on
SCHEDULE 5.1 and (B) from the appropriate taxing authorities (including, but not limited to, those authorities in the states listed on SCHEDULE 5.1 other than the states listed on SCHEDULE 5.14(B)) stating that no Taxes are due from any state or other taxing authority for which Buyer could have liability to withhold or pay Taxes with respect to the transfer of the Acquired Assets.

      10.10 CHANGE OF CORPORATE NAME. On or prior to the Closing Date, and in any event within five (5) business days after the Closing Date, Seller will have provided to Buyer with evidence that Buyer has legally changed its corporate name to some other name that does not include the initials "DCI," "Delta Computec Inc." or any other name confusingly similar to such names.

      10.11 NO BANKRUPTCY BY SELLER. Seller shall not be the subject of a bankruptcy proceeding as a debtor or an alleged debtor.

      10.12 NO MATERIAL ADVERSE EFFECT. Since the date of this Agreement, there shall have been no event or circumstance or series of related events or circumstances that have caused or could reasonably be expected to cause a Material Adverse Effect on the Business.

                                     ARTICLE 11
                    CONDITIONS TO OBLIGATIONS OF SELLER TO CLOSE

      The obligation of Seller to sell, transfer and convey the Acquired Assets and Liabilities to Buyer and otherwise consummate the Contemplated Transactions that are to be consummated at the Closing is subject to the satisfaction, as of the day of Closing, of the following conditions (any of which may (to the extent permitted by Applicable Law) be waived by Seller, in its sole discretion in whole or in part):

      11.1 ACCURACY OF REPRESENTATIONS AND WARRANTIES. The representations and warranties of Buyer set forth in Article 6 shall be accurate in all material respects as of the Closing, as though made on and as of the Closing Date, except to the extent that (A) any of such representations and warranties refers specifically to a date other than the Closing Date, in which case such representation or warranty shall have been accurate in all material respects as of such other date, or (B) the accuracy of any of such representations and warranties is affected by any of the Contemplated Transactions.

      11.2 PERFORMANCE. Buyer shall have performed in all material respects all obligations required by this Agreement to be performed by Buyer on or before the Closing Date.

      11.3 NO CONFLICT. The Contemplated Transactions and the consummation of the Closing shall not be illegal or prohibited under any Applicable Law. No temporary restraining order, preliminary or permanent injunction, cease and desist order or other order issued by any court of competent jurisdiction or any competent Governmental Authority or any other legal restraint or prohibition preventing the Contemplated Transactions or the consummation of the Closing, or imposing damages in respect thereto, shall be in effect, and there shall be no pending or threatened actions or proceedings by any Governmental Authority (or determinations by any Governmental Authority) that would reasonably be expected to have a material adverse effect on the Contemplated Transactions.

      11.4 CERTIFICATE. Seller and Shareholder shall have received from a duly authorized Representative of Buyer a certificate dated the Closing Date confirming, to such person's Knowledge, that the conditions in Sections 8.7,
11.1 and 11.2 have been met, and including copies of the necessary corporate resolutions of Buyer that authorize the transaction.

      11.5 NO BANKRUPTCY OF BUYER. Buyer shall not on the Closing Date be a debtor, a debtor-in-possession or an alleged debtor in a proceeding under the Bankruptcy Code.

      11.6 CONSENTS. All corporate approvals, consents, waivers and authorizations required to be obtained by Buyer in connection with the Contemplated Transactions, including those consents that are identified on
Schedule 11.6, shall have been obtained and shall be in full force and effect.

      11.7 OTHER DELIVERIES. Seller and Shareholder shall have received the deliveries required to be made to them as set forth in Section 3.6 (A), (E) and (F).

      11.8 LANDLORD CONSENT. The landlord (the "LANDLORD") of the premises located at 900 Huyler Street, Teterboro, New Jersey, leased by the Seller from the Landlord pursuant to a lease agreement dated July 23, 1991 as thereafter amended from time to time (the "TETERBORO LEASE"), shall have executed a consent to the assignment of the Teterboro Lease from Seller to Buyer, and shall have released Seller from any and all obligations under the Teterboro Lease on and from and after the Closing Date.

      11.9 KELTIC CONSENT. Buyer and Keltic Financial Partners, LLC ("Keltic") shall have entered into an agreement pursuant to which upon occurrence of the Closing Seller and Shareholder are to be released from any and all obligations under the Senior Secured Credit Facility between Keltic Financial Partners, LP and Delta Computec Inc. dated May 31, 2001 (the "KELTIC AGREEMENT") on and from and after the Closing Date.

      11.10 SHAREHOLDER BANKRUPTCY COURT APPROVAL. Shareholder shall have obtained the Shareholder Bankruptcy Court Order set forth in Section 4.1 and the implementation, operation or effect of such order shall not be stayed or any stay entered shall have been dissolved.

      11.11 NO MATERIAL ADVERSE EFFECT. Since the date of this Agreement, there shall have been no event or circumstances or series of related events or circumstances that have caused or could reasonably be expected to cause a Material Adverse Effect on Buyer.

                                   ARTICLE 12
                                   TERMINATION

      12.1 RIGHT TO TERMINATE AGREEMENT. This Agreement may be terminated and the Contemplated Transactions may be abandoned at any time prior to the Closing (the actual date on which this Agreement is terminated being referred to herein as the ("TERMINATION DATE")) by written notice from one party to the other under the following circumstances:

      (A) by Buyer or Seller, if the Closing has not occurred on or before the Outside Date (or such other date as the Outside Date may be extended beyond August 31, 2002 by Buyer pursuant to Section 3.1), unless such failure to close is due to the failure of the party seeking to terminate this Agreement to comply in all material respects with its obligations under this Agreement;

      (B)   by mutual written consent of Buyer and Seller;

      (C) by Buyer, if any of the conditions in Article 10 have not been satisfied in each case as of the Outside Date (or such other date as the Outside Date may be extended beyond August 31, 2002 by Buyer pursuant to Section 3.1) (other than through the failure of Buyer to comply with Buyer's obligations under this Agreement), and Buyer has not waived such conditions on or before the Outside Date (or such other date as the Outside Date may be extended beyond August 31, 2002 by Buyer pursuant to Section 3.1);

      (D) by Seller or Shareholder, if any of the conditions in Article 11 have not been satisfied or if satisfaction of any such condition is or becomes impossible, in each case as of the Outside Date (or such other date as the Outside Date may be extended beyond August 31, 2002 by Buyer pursuant to Section 3.1) (other than through the failure of Seller or Shareholder to comply with either of their obligations under this Agreement), and Seller and/or Shareholder have not waived such conditions on or before the Outside Date (or such other date as the Outside Date may be extended beyond August 31, 2002 by Buyer pursuant to Section 3.1);

      (E) by Buyer if the Shareholder Bankruptcy Court (i) rejects or does not enter the Shareholder Bankruptcy Court Order prior to the Outside Date (or such other date as the Outside Date may be extended beyond August 31, 2002 by Buyer pursuant to Section 3.1), and the Contemplated Transactions do not close, or
(ii) enters a modified Shareholder Bankruptcy Court Order that is not reasonably acceptable to Buyer; and

      (F) by Buyer, Seller, or Shareholder if the Shareholder Bankruptcy Court enters an order that authorizes an Alternative Transaction.

      12.2 EFFECT OF TERMINATION. Upon the termination of this Agreement pursuant to Section 12.1:

      (A) Each party shall promptly cause to be returned to any other party all documents and information obtained from such other party in connection with this Agreement and the Contemplated Transactions and all confidential information of such other party, including any copies of such documents and information.

      (B) All rights and obligations of the parties hereunder shall terminate without any liability of any party to the other party except for (i) the obligations of Buyer under Section 8.3, (ii) the confidentiality provisions contained in Section 9.5 and the Confidentiality Agreement entered into prior to this Agreement among the parties, (iii) the rights and obligations of the parties under Sections 12.2 through 12.4, (iv) the rights of Buyer under Article 13, and (v) Article 15. The parties agree that the remedies of the parties set forth in paragraphs (i) - (v) of this Section 12.2(B) are the sole and exclusive remedies of the parties upon the termination of this Agreement prior to the Closing.

      (C) If Buyer terminates this Agreement under Section 12.1(A), Section 12.1(C) (other than a failure to meet the condition set forth in Section 10.3) or Section 12.1(E), then Seller agrees to reimburse Buyer and pay to Buyer the Buyer Reimbursed Costs, as liquidated damages, as set forth in Section 12.4 below.

      (D) If Seller or Shareholder terminates this Agreement under Section 12.1
(A) or Section 12.1(D) (other than a failure to meet a condition set forth in Sections 11.3, 11.8, or 11.9), then Buyer agrees to pay to Seller the Seller and Shareholder Damages, as liquidated damages, as set forth in Section 12.3 below.

      (E) If this Agreement is terminated under Section 12.1(B), Section 12.1
(C) (because of a failure to meet a condition set forth in Section 10.3), or
Section 12.1 (D) (because of a failure to meet a condition set forth in Sections 11.3, 11.8, or 11.9), no party will be liable to pay any damages or expenses to the other parties.

      (F) If this Agreement is terminated under Section 12.1(F), then, Seller agrees to reimburse Buyer and pay to Buyer the Buyer Reimbursed Costs, as liquidated damages, as set forth in Section 12.4 below, subject to the Break Up Fee as liquidated damages pursuant to Article 13.

      12.3 LIQUIDATED DAMAGES; LIMITATION OF LIABILITY. IN THE EVENT THAT SELLER TERMINATES THE AGREEMENT AS SET FORTH IN SECTION 12.2(D), THE PARTIES ACKNOWLEDGE AND AGREE THAT ANY RESULTING HARM TO THE SHAREHOLDER AND THE SELLER IS DIFFICULT TO ESTIMATE. THE PARTIES AGREE, THEREFORE, THAT UPON ANY SUCH EVENT, ANY LIABILITY OF BUYER FOR DAMAGES WILL NOT EXCEED AN AGGREGATE OF THIRTY THOUSAND DOLLARS ($30,000.00), AS LIQUIDATED DAMAGES, WHICH AMOUNT THE PARTIES ACKNOWLEDGE REPRESENTS A REASONABLE ESTIMATE OF SELLER'S AND SHAREHOLDER'S AGGREGATE COSTS ASSOCIATED WITH THE TRANSACTIONS CONTEMPLATED HEREUNDER. UNDER NO CIRCUMSTANCE WILL BUYER BE LIABLE TO SHAREHOLDER OR SELLER FOR ANY INDIRECT, INCIDENTAL, CONSEQUENTIAL, SPECIAL, OR EXEMPLARY DAMAGES ARISING FROM THIS AGREEMENT OR THE CONTEMPLATED TRANSACTIONS.

      12.4 LIQUIDATED DAMAGES; LIMITATION OF LIABILITY. EXCEPT FOR BUYER'S RIGHTS TO RECEIVE THE BREAK UP FEE AS SET FORTH IN THIS AGREEMENT, IN THE EVENT THAT BUYER TERMINATES THE AGREEMENT AS SET FORTH IN SECTION 12.2(C) or BUYER, SELLER OR SHAREHOLDER TERMINATES THE AGREEMENT AS SET FORTH IN SECTION 12.2(F), THE PARTIES ACKNOWLEDGE AND AGREE THAT ANY RESULTING HARM TO BUYER IS DIFFICULT TO ESTIMATE. THE PARTIES AGREE, THEREFORE, THAT UPON ANY SUCH EVENT, SUBJECT TO BUYER'S RIGHTS TO RECEIVE THE BREAK UP FEE AS SET FORTH IN THIS AGREEMENT, ANY LIABILITY OF SELLER AND SHAREHOLDER WILL NOT EXCEED AN AGGREGATE OF SIXTY THOUSAND DOLLARS ($60,000), AS LIQUIDATED DAMAGES, WHICH AMOUNT THE PARTIES ACKNOWLEDGE REPRESENTS A REASONABLE ESTIMATE OF BUYER'S AGGREGATE COSTS ASSOCIATED WITH THE TRANSACTIONS CONTEMPLATED HEREUNDER. EXCEPT FOR BUYER'S RIGHTS TO RECEIVE THE BREAK UP FEE AS SET FORTH IN THIS AGREEMENT, UNDER NO CIRCUMSTANCES WILL SELLER OR SHAREHOLDER BE LIABLE TO BUYER FOR ANY INDIRECT, INCIDENTAL, CONSEQUENTIAL, SPECIAL OR EXEMPLARY DAMAGES ARISING FROM THIS AGREEMENT OR THE CONTEMPLATED TRANSACTIONS.

                                   ARTICLE 13
                       EXCLUSIVE DEALING AND BREAK UP FEE

      13.1 EXCLUSIVITY. Until the earlier of (i) the Closing Date, (ii) the Outside Date (or such other date as the Outside Date may be extended beyond August 31, 2002 by Buyer pursuant to Section 3.1), (iii) the Termination Date, and (iv) the date that the Break Up Fee is paid to Buyer:

      (A) Neither the Seller nor the Shareholder will, directly or indirectly, through any of their representatives, agents, employees, contractors, directors, shareholders, principals or otherwise (collectively the "REPRESENTATIVES") solicit or entertain offers from, negotiate with or in any manner encourage, discuss, accept or consider any proposal of any other person relating to the acquisition of the Seller, its assets or business, in whole or in part, whether directly or indirectly, through purchase, merger, consolidation or otherwise (other than sales of inventory in the ordinary course). Notwithstanding the above, the parties understand and acknowledge that this Agreement will be submitted by Shareholder to the Shareholder Bankruptcy Court for approval, and in connection with that approval, Shareholder may be required by contract or Applicable Law to notify third parties of the proposed Acquisition, in which case such notification shall be provided only to the parties set forth on
SCHEDULE 13.1 or as otherwise directed by the Shareholder Bankruptcy Court. Subject to approval from the Shareholder Bankruptcy Court, Shareholder shall set forth the manner in which notice is delivered, the content of the notices, and the procedures to follow in connection with any responses from any of the notified parties as described in SCHEDULE 13.1. Seller and Shareholder shall be permitted to respond to requests for information in accordance with the procedures as shall be approved by the Shareholder Bankruptcy Court; and

      (B) Until the earlier of the (i) Closing Date, or (ii) the Termination Date, either the Seller or the Shareholder will, as the case may be, immediately notify Buyer regarding any contact between any Representative and any other person regarding any such offer or proposal or any related inquiry.

      13.2 BREAK UP FEE. If any of the following events occur, then the Break Up Fee shall be paid to Buyer, as set forth herein:

      (A) If (i) either the Seller or the Shareholder breaches Section 13.1 and, the Seller or the Shareholder signs a letter of intent or other agreement within such period that relates to the acquisition of a material portion of the Seller or its capital stock, assets or business, in whole or in substantial part, whether directly or indirectly, through purchase, merger, consolidation or otherwise (other than sales of inventory or immaterial portions of the Seller's assets in the ordinary course), and such transaction is ultimately consummated; or (ii) the Shareholder Bankruptcy Court authorizes a sale of the Acquired Assets and Liabilities to a third party that is not owned by, controlled by or under common control with Buyer or its officers, directors or shareholders, which sale may be due to such third party making a higher or better offer than Buyer's offer (a sale to an entity other than Buyer is referred to as an "ALTERNATIVE TRANSACTION"); then, immediately upon the closing of an Alternative Transaction, the Seller will pay to Buyer the sum of two hundred thousand dollars ($200,000.00), which amount is inclusive of any (a) fees and expenses incurred by Buyer in connection with the Acquisition, (b) the preparation and negotiation of this Agreement and related documents, and (c) legal costs and fees incurred by Buyer in connection with the collection of these amounts (the "BREAK UP Fee."). This Break Up Fee will be due and payable within fifteen (15) days of the closing of the Alternative Transaction.

      (B) This Break Up Fee will serve as the exclusive remedy to Buyer under this Agreement for the occurrence of any of the events set forth in this Section
13.2. If a Break Up Fee in the amount of $200,000 is required to be paid to Buyer hereunder, and in accordance with other provisions of this Agreement, Seller or Shareholder have paid to Buyer Buyer's Reimbursed Costs, then the amount of the Break Up Fee to be paid to Buyer shall be decreased by the amount of the Buyer's Reimbursed Costs already paid. Shareholder and Seller agree to be jointly and severally liable for the payment of any Break Up Fee required to be paid to Buyer under this
Section 13.2, it being understood that if the Break Up Fee is not approved by the Shareholder Bankruptcy Court, Seller shall be solely liable for the Break Up Fee.

      13.3 EXEMPTION. Seller will not be required to pay the Break-Up Fee if all of the conditions precedent to Buyer's obligation to close as set forth in
Article 10 are satisfied at the Outside Date (or such other date as the Outside Date may be extended beyond August 31, 2002 by Buyer pursuant to Section 3.1), and all of the conditions precedent to Seller's and Shareholder's obligation to close as set forth in Article 11 are not satisfied at the Outside Date (or such other date as the Outside Date may be extended beyond August 31, 2002 by Buyer pursuant to Section 3.1).

                                   ARTICLE 14
                      SURVIVAL AND LIMITATION OF LIABILITY

      14.1 SURVIVAL OF REPRESENTATIONS, WARRANTIES AND COVENANTS. Except as set forth below, the representations, warranties and covenants set forth in this Agreement shall terminate and expire, and shall cease to be of any force or effect on the Closing Date, and all liability of the parties hereto with respect to such representations, warranties and covenants shall thereupon be extinguished. Notwithstanding the above, the following provisions shall survive the Closing of the Agreement: (A) Sections 2.1, 2.2, 2.3, 2.4, 3.2, 3.3, 3.4, 3.5, 3.6, 5.17, 5.18, 6.7, 7.5, 7.6 and 8.7 and Articles 14, and 15 shall continue without expiration or limit, (B) the confidentiality obligations of the parties as set forth in Section 9.5 shall survive for the period of time set forth in the Confidentiality Agreement, (C) Sections 5.5, 5.20, 5.21, 6.8, 8.4, 8.6, 9.3 and 9.4 shall continue for the applicable statute of limitations (including extensions thereof), and (D) Sections 5.1, 5.2, 5.3, 5.4, 5.9, 6.1, 6.2, 6.3, 6.5, 7.1, 7.3, 7.4, 7.7, and 9.1, shall continue for a period of one year from the Closing Date.

      14.2 BUYER'S DAMAGES, BUYER'S RIGHT OF OFFSET. After the Closing, Buyer may pursue any remedies available to it, including injunctive relief or specific performance, with respect to any Damages suffered by Buyer in connection with any breach by Seller or Shareholder of any representations, warranties or covenants of Seller or Shareholder that survive the Closing as set forth in
Section 14.1(C) and (D), provided, however, that Seller and/or Shareholder will only be liable to Buyer for an aggregate amount up to and not in excess of Five Hundred Thousand dollars ($500,000), which amount shall be satisfied (i) first by an offset by Buyer against the cash component of the Purchase Price to be paid pursuant to Section 3.2(C) and (D), if any, (ii), second, if necessary, by a reduction in the number of shares of Buyer's Stock to be issued to Seller pursuant to Section 3.3(A)(iv)(c) and (d), if any, on a dollar-for-dollar basis based on the aggregate Stated Value of Buyer's Stock, and (iii) third, by a claim against Seller for any remaining Damages which are not satisfied by the offset and/or reduction set forth in subsections (i) and (ii) above. "DAMAGES" consist of any loss, liability, claim, damage, expense (including costs of investigation and defense and reasonable attorneys' fees and expenses) or diminution of value, whether or not involving a third-party claim). OTHER THAN BUYER'S RIGHTS TO RECEIVE THE BREAK UP FEE AS SET FORTH IN THIS AGREEMENT, UNDER NO CIRCUMSTANCES SHALL BUYER'S DAMAGES INCLUDE ANY INDIRECT, INCIDENTAL, CONSEQUENTIAL, SPECIAL OR EXEMPLARY DAMAGES ARISING FROM THIS AGREEMENT OR THE CONTEMPLATED TRANSACTIONS.

      14.3 SELLER'S DAMAGES. After the Closing, Seller and Shareholder may pursue any remedies available to them, including injunctive relief or specific performance, with respect to any Damages suffered by Seller or Shareholder in connection with any breach by Buyer of any representations, warranties or covenants of Buyer that survive the Closing as set forth in Section 14.1(C) and
(D), provided, however, that Buyer will only be liable to Seller and Shareholder for an aggregate amount up to and not in excess of Five Hundred Thousand dollars ($500,000.00). Any Damages suffered by Seller or

Shareholder pursuant to this Section 14.3 may be offset against any Damages suffered by Buyer pursuant to Section 14.2. UNDER NO CIRCUMSTANCES SHALL SELLER'S OR SHAREHOLDER'S DAMAGES INCLUDE ANY INDIRECT, INCIDENTAL, CONSEQUENTIAL, SPECIAL OR EXEMPLARY DAMAGES ARISING FROM THIS AGREEMENT OR THE CONTEMPLATED TRANSACTIONS.

                                   ARTICLE 15
                              MISCELLANEOUS PROVISIONS

      15.1 NOTICES. All notices, requests, demands, waivers and other communications required or permitted to be given under this Agreement shall be in writing and shall be deemed to have been duly given if (A) delivered personally, (B) mailed by first-class, registered or certified mail, return receipt requested, postage prepaid, or (C) sent by reputable next-day or overnight mail or courier. All such notices, requests, demands, waivers and other communication shall be deemed to have been received (i) if by personal delivery, upon delivery, (ii) if by certified or registered mail, on the fifth business day after the mailing thereof, (iii) if by next-day or overnight mail or courier, on the business day after such mailing, (iv) if by facsimile, after telephone confirmation that the facsimile has been received in total. Any communications to a party shall be sent to the party at the following addresses:

      BUYER:            ViewCast.com, Inc.
                        17300 Dallas Parkway, Suite 2000
                        Dallas, Texas 75248
                        Attention:  Chief Financial Officer

                        Tel:  972-488-7200
                        Fax:  972-488-7299

      WITH A COPY TO:   Haynes and Boone, LLP
                        901 Main Street, Suite 3100
                        Dallas, Texas 75202
                        Attention:  Janice V. Sharry, Esq.

                        Tel:  214-651-5562
                        Fax:  214-200-0676

      SHAREHOLDER:      NQL Inc.
                        900 Huyler Street
                        Teterboro, New Jersey 07608
                        Attention:  Matthew Harrison

                        Tel:  201-440-8585
                        Fax:  201-440-1311

      WITH A COPY TO:   Angel and Frankel, P.C.
                        460 Park Avenue
                        New York, New York 10022
                        Attention:  John H. Drucker, Esq.

                        Tel:  212-752-8000
                        Fax:  212-752-8393

                        Jaeckle Fleishmann & Mugel, LLP
                        39 State Street, Suite 200
                        Rochester, New York 14614
                        Attention:  Edwin M. Larkin, Esq.

                        Tel:  585-262-3640
                        Fax:  585-262-4133

      SELLER:           Delta Computec Inc..
                        900 Huyler Street
                        Teterboro, New Jersey 07608
                        Attention:  President

                        Tel:  201-440-8585
                        Fax:  201-440-1311


      WITH A COPY TO:   Jaeckle Fleishmann & Mugel, LLP
                        39 State Street, Suite 200
                        Rochester, New York 14614
                        Attention:  Edwin M. Larkin, Esq.

                        Tel:  585-262-3640
                        Fax:  585-262-4133

or, in each case, to such other address of a party as may be specified in writing by such party to the other parties in the manner set forth in this
Section 15.1. Any reports, notices or other writings required under this Agreement to be delivered to Seller, shall simultaneously be delivered to Shareholder.

      15.2 SEVERABILITY. Any term or provision of the Agreement that is invalid or unenforceable in any jurisdiction, as to such jurisdiction, shall be ineffective to the extent of such invalidity or unenforceability, without rendering invalid or unenforceable the remaining terms and provisions of the Agreement or affecting the validity or enforceability of any of the terms or provisions of the Agreement in any other jurisdiction.

      15.3 RELIANCE ON COUNSEL AND OTHER ADVISORS. Each party has consulted such legal, financial, technical or other experts as it deems necessary or desirable before entering into the Agreement. Each party represents and warrants that it has read, knows, understands and agrees with the terms and conditions of the Agreement.

      15.4 EXHIBITS AND SCHEDULES. Each of the Exhibits and Schedules referred to in the Agreement and attached hereto, and all signed documents to be delivered in connection with this Agreement are an integral part of the Agreement and are incorporated herein by this reference.

      15.5 RULES OF CONSTRUCTION. Unless the context otherwise requires: (A) a term has the meaning assigned to it; (B) an accounting term not otherwise defined has the meaning assigned to it in accordance with GAAP; (C) references in the singular or to `him," "her," "it," "itself," or other like references, and references in the plural or the feminine or masculine reference, as the case may be, shall also, when the context so requires, be deemed to include the plural or singular, or the masculine or feminine reference, as the case may be;
(D) the use of the word "including" shall mean including, without limitation, with regard to the items listed thereafter; (E) the headings in the Agreement are for convenience and identification only and are not intended to describe, interpret, define or limit the scope, extent, or intent of the Agreement or any provision thereof; (F) the Agreement shall be construed without regard to any presumption or other rule requiring construction against the party that drafted and caused the Agreement to be drafted; (G) the use of the term "specific" in relation to a subject means relating exclusively to that subject; (H) references to "commercially reasonable efforts" in the Agreement shall require the efforts that a prudent person desirous of achieving a commercially reasonable result would use in similar circumstances to achieve a result within a commercially reasonable time; and (I) whenever a payment is to be made under the Agreement, such payment shall be by bank check or wire transfer.

      15.6 WAIVER; REMEDIES CUMULATIVE. Except as expressly set forth in this Agreement, the rights and remedies of the parties to this Agreement are cumulative and not alternative. Neither any failure nor any delay by any party in exercising any right, power or privilege under this Agreement or any of the documents referred to in this Agreement will operate as a waiver of such right, power or privilege, and no single or partial exercise of any such right, power or privilege will preclude any other or further exercise of such right, power or privilege or the exercise of any other right, power or privilege. To the maximum extent permitted by applicable law, (A) no claim or right arising out of this Agreement or any of the documents referred to in this Agreement can be discharged by one party, in whole or in part, by a waiver or renunciation of the claim or right unless in writing signed by the other party; (B) no waiver that may be given by a party will be applicable except in the specific instance for which it is given; and (C) no notice to or demand on one party will be deemed to be a waiver of any obligation of that party or of the right of the party giving such notice or demand to take further action without notice or demand as provided in this Agreement or the documents referred to in this Agreement. Any waiver must be in writing and signed by the party or parties against whom it is sought to be enforced.

      15.7 COSTS. Except as expressly set forth in this Agreement, each of Buyer, Shareholder and the Seller will be responsible for and bear all of its respective costs and expenses (including the expenses of its representatives) incurred at any time in connection with this Agreement and the Contemplated Transactions.

      15.8 ENTIRE AGREEMENT. Except with respect to the Confidentiality Agreement, this Agreement constitutes the entire agreement among the parties and supersedes all prior oral or written agreements, understandings, representations and warranties and courses of conduct and dealing between the parties on the subject matter thereof. Except as otherwise provided herein, this Agreement may be amended or modified only by a writing executed by all of the parties.

      15.9 ASSIGNMENTS; SUCCESSORS; AND NO THIRD PARTY RIGHTS. No party may assign any of its rights or delegate any of its rights or obligations under this Agreement without the prior written consent of the other parties, except that Buyer may assign any of its rights and delegate any of its obligations under this Agreement to any wholly-owned subsidiary of Buyer by providing notice of such assignment to the other parties provided that Buyer and such subsidiary shall remain jointly and severally liable for the performance of its obligations hereunder for the period of time such obligations are enforceable under this Agreement. Subject to the foregoing, this Agreement will apply to, be binding in all respects upon and inure to the benefit of the successors and permitted assigns of the parties. Nothing expressed or referred to in this Agreement will be construed to give any Person other than the parties to this Agreement any legal or equitable right, remedy or claim under or with respect to this Agreement or any provision of this Agreement, except to such wholly-owned subsidiary of Buyer to whom the Acquired Assets and Liabilities may be sold, and except for such rights as shall inure to a successor or permitted assignee pursuant to this Section 15.9.

      15.10 GOVERNING LAW; JURISDICTION AND SERVICE OF PROCESS. This Agreement will be governed by and construed under the laws of the State of Texas without regard to conflicts-of-laws principles. Any action or proceeding seeking to enforce any provision of, or based on any right arising out of, this Agreement or any of the other Agreements to which reference is made herein, may be brought
(i) against Buyer or Seller in the courts of the State of Texas, County of Dallas, or, if it has or can acquire jurisdiction, in the United States District Court for the Northern District of Texas or in the courts of the State of New Jersey, County of Bergen, or if it has or can acquire jurisdiction, in the United States District Court for the District of New Jersey, and, (ii) against Shareholder in the Shareholder Bankruptcy Court. Each of the parties consents to the jurisdiction of such courts (and of the appropriate appellate courts) in any such action or proceeding and waives any objection to venue laid therein. Process in any action or proceeding referred to in the preceding sentence may be served on any party anywhere in the world.

      15.11 COUNTERPARTS. This Agreement and any amendments hereto may be executed in one or more counterparts, each of which will be deemed to be an original of this Agreement and all of which, when taken together, will be deemed to constitute one and the same Agreement.

                            [signatures on next page]

      IN WITNESS WHEREOF, the parties hereto have duly caused this Agreement to be executed as of the date first above written.

BUYER:

ViewCast.com, Inc. dba ViewCast Corporation

By:  /s/ George C. Platt
    --------------------------------
Name:    George C. Platt
      ------------------------------
Title:   President, CEO
      ------------------------------


SELLER:

Delta Computec Inc.


By:  /s/ John DeVito
    --------------------------------
Name:    John DeVito
      ------------------------------
Title:   President
      ------------------------------


SHAREHOLDER:

NQL Inc.


By:   /s/ Mathew C. Harrison
     -------------------------------
Name:     Mathew C. Harrison
      ------------------------------
Title:    Authorized Representative
      ------------------------------


Acknowledged with respect to Sections 3.6(C) and 9.6 by:

JOHN DEVITO:

By:    /s/ John DeVito
     -------------------------------
           John DeVito

                                   EXHIBIT "A"

                                   DEFINITIONS

      The following terms, as used in this Agreement, shall have the following meanings unless otherwise specifically defined therein:

      "ACQUIRED ASSETS" has the meaning set forth in Section 2.1.

      "ACQUIRED CURRENT ASSETS" has the meaning set forth in Section 2.1.

      "ACQUIRED LONG TERM ASSETS" has the meaning set forth in Section 2.1.

      "ACQUIRED ASSETS AND LIABILITIES" has the meaning set forth in Section
2.1.

      "ACQUISITION" has the meaning set forth in the Recitals.

      "AGREEMENT" has the meaning set forth in the introductory paragraph.

      "ALTERNATIVE TRANSACTION" has the meaning set forth in Section 13.2.

      "APPLICABLE LAW" means all applicable provisions of all (a) constitutions, treaties, statutes, laws (including the common law), rules, regulations, ordinances, codes or orders of any Governmental Authority, and (b) orders, decisions, injunctions, judgments, awards and decrees of, or agreements with, any Governmental Authority.

      "ASSUMED CUSTOMER CONTRACTS" has the meaning set forth in Section 2.1.

      "ASSUMED LIABILITIES" has the meaning set forth in Section 2.3.

      "BANKRUPTCY CODE" means 11 U.S.C.

      "BREAK UP FEE" has the meaning set forth in Section 13.2.

      "BUSINESS" means providing professional information technology services including Internet and intranet consulting, network design, and onsite support for customers located primarily in the northeastern U.S.

      "BUYER" has the meaning set forth in the introductory paragraph.

      "BUYER'S DISCLOSURE SCHEDULE" has the meaning set forth in Article 6.

      "BUYER FINANCIAL STATEMENTS" has the meaning set forth in Section 6.8.

      "BUYER SEC DOCUMENTS" has the meaning set forth in Section 6.8.

      "BUYER'S KNOWLEDGE" (or other words to that effect) means the actual knowledge of the following individuals: Mr. George Platt and Ms. Laurie Latham.

      "BUYER'S REIMBURSED COSTS" has the meaning set forth in Section 12.4.

      "BUYER'S STOCK" has the meaning set forth in Section 3.2.

      "CERTIFICATE OF DESIGNATIONS" has the meaning set forth in Section 3.2.

      "CLOSING" has the meaning set forth in Section 3.1.

      "CLOSING DATE" has the meaning set forth in Section 3.1.

      "CLOSING DATE VALUE STATEMENT" has the meaning set forth in Section 3.3.

      "CODE" means the Internal Revenue Code of 1986, as amended.

      "CONFIDENTIALITY AGREEMENT" has the meaning set forth in Section 9.5.

      "CONTEMPLATED TRANSACTIONS" means the transactions contemplated by the Agreement.

      "CONTRACTS" means all legally binding agreements, contracts, commitments, orders, licenses, leases and other instruments and arrangements, express or implied, oral or written, whether or not enforceable.

      "CONTRACT VALUE" has the meaning set forth in Section 3.3.

      "CONTRACT VALUATION DATE" has the meaning set forth in Section 3.3.

      "CONVERSION SHARES" has the meaning set forth in Section 3.2.

      "CURRENT ASSET VALUE" has the meaning set forth in Section 3.3.

      "DAMAGES" has the meaning set forth in Section 14.2.

      "DEFERRED PAYMENTS ADJUSTMENT" has the meaning set forth in Section 3.3.

      "DEFERRED PAYMENT BUYER'S STOCK" has the meaning set forth in Section 3.3.

      "ENVIRONMENTAL LAWS" means all applicable federal, state and local laws, ordinances and regulations pertaining to protection of public health, welfare or the environment, protection of air and water quality, storage, handling and use of Hazardous Materials, and generation, storage, disposal or other management of waste materials, the Clean Air Act, the Federal Water Pollution Control Act, as amended by the Clean Water Act, the Solid Waste Disposal Act as amended by the Resource Conservation and Recovery Act, the Comprehensive Environmental Response, Compensation, and Liability Act, and the rules, regulations and ordinances of the cities and other jurisdictions in which the Business is located, the United States Environmental Protection Agency and all other applicable Governmental Authorities.

      "ERISA" means the Employee Retirement Income Security Act of 1974, as amended.

      "ERISA AFFILIATE" has the meaning set forth in Section 5.20.

      "ESCROW AGENT" has the meaning set forth in Section 3.2.

      "ESCROW AGREEMENT" has the meaning set forth in Section 3.2.

      "ESCROWED FUNDS" has the meaning set forth in Section 3.2.

      "ESCROWED LIABILITIES" has the meaning set forth in Section 3.4.

      "EQUIPMENT LEASES" has the meaning set forth in Section 5.7.

      "EXCHANGE ACT" has the meaning set forth in Section 6.8.

      "EXCLUDED ASSETS" has the meaning set forth in Section 2.2.

      "EXCLUDED LIABILITIES" has the meaning set forth in Section 2.4.

      "FINANCIAL STATEMENTS" has the meaning set forth in Section 5.5.

      "FINANCIAL STATEMENTS DATE" has the meaning set forth in Section 5.5.

      "GAAP" means generally accepted United States accounting principles, applied on a consistent basis.

      "GOVERNMENTAL AUTHORITY" means any nation or government, any state or other political subdivision thereof, any entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government, including, without limitation, any governmental authority, quasi-governmental, agency, department, board, commission or instrumentality of the United States, any state of the United States or any political subdivision thereof, any tribunal or arbitrator(s) of competent jurisdiction and any self-regulatory organization.

      "KELTIC" has the meaning set forth in Section 11.9.

      "KELTIC AGREEMENT" has the meaning set forth in Section 11.9.

      "LANDLORD" has the meaning set forth in Section 11.8.

      "LONG-TERM ASSET VALUE" has the meaning set forth in Section 3.3.

      "MATERIAL ADVERSE EFFECT ON BUYER" has the meaning set forth in Section
6.4.

      "MATERIAL ADVERSE EFFECT ON THE BUSINESS" has the meaning set forth in
Section 5.1.

      "NON-DISCLOSURE AGREEMENT"  see Confidentiality Agreement.

      "OUTSIDE DATE" has the meaning set forth in Section 3.1.

      "PERMITS" has the meaning set forth in Section 5.11.

      "PLANS" has the meaning set forth in Section 5.20.

      "PURCHASE PRICE" has the meaning set forth in Section 2.1.

      "REGISTRATION RIGHTS AGREEMENT" has the meaning set forth in Section 3.6.

      "REPRESENTATIVES" has the meaning set forth in Section 13.1.

      "SEC" means the Securities and Exchange Commission.

      "SECURITIES ACT" has the meaning set forth in Section 5.18.

      "SELLER" has the meaning set forth in the introductory paragraph.

      "SELLER'S DIRECTED PAYMENTS" has the meaning set forth in Section 3.4.

      "SELLER'S DISCLOSURE SCHEDULE" has the meaning set forth in Article 5.

       "SELLER'S KNOWLEDGE" (or other words to that effect) means the actual
                            =
knowledge of the following individuals: Mr. Alex Roque and Mr. John DeVito

      "SHAREHOLDER" has the meaning set forth in the introductory paragraph.

      "SHAREHOLDER'S KNOWLEDGE" (or other words to that effect) means the actual knowledge of Mr. Matt Harrison.

      "SHAREHOLDER BANKRUPTCY COURT" has the meaning set forth in the Recitals.

      "SHAREHOLDER BANKRUPTCY COURT ORDER" has the meaning set forth in Article
4.

      "STATED VALUE" has the meaning set forth in Section 3.2.

      "SIX MONTH PAYMENT DATE" has the meaning set forth in Section 3.2.

      "TAXES" in the plural and "TAX" in the singular means all federal, state, local and foreign Taxes, including income, employment (including Social Security, withholding and state disability), excise, property, franchise, gross income, real or personal property, ad valorem, sales, use, customs, duties, and other Taxes, fees, assessments or charges of any kind, together with all interest, additions to Tax and penalties relating thereto.

      "TAX RETURN" means any return, report, declaration, form, claim for refund or information return or statement relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

      "TERMINATION DATE" has the meaning set forth in Section 12.1.

      "TETERBORO LEASE" has the meaning set forth in Section 11.8.

      "TRANSFER TAXES" has the meaning set forth in Section 9.3.

      "TRANSFERRED INTELLECTUAL PROPERTY" has the meaning set forth in Section 5.8.

      "TWELVE MONTH PAYMENT DATE" has the meaning set forth in Section 3.2.

      "WARN ACT" has the meaning set forth in Section 5.20.

                                 EXHIBIT 3.2(E)

                       FORM OF CERTIFICATE OF DESIGNATIONS

                                  SCHEDULE 2.1

              ACQUIRED CURRENT ASSETS AND ACQUIRED LONG TERM ASSETS

ACQUIRED CURRENT ASSETS:

                                            ORIGINALLY
                                              REPORTED                REPORTED
                                              11/30/01              AS 3/31/02

Cash                                         $ 54,928)               $  46,876
Accts Receivable - net of allowance          2,074,486               2,032,566
Inventory                                      162,818                  76,036
Prepaid Insurance                                    0                       0
Prepaid Property Tax                                 0                       0
Prepaid Misc.                                   64,361                       0
Prepaid Commissions                             52,609                  47,332
Prepaid Income Tax                                   0                       0

   TOTAL ACQUIRED CURRENT ASSETS            $2,299,346              $2,202,810




ACQUIRED LONG TERM ASSETS:

                                            ORIGINALLY
                                              REPORTED                REPORTED
                                              11/30/01              AS 3/31/02

Machinery & Equip, Gross                   $ 1,375,147             $ 1,377,738
Service Spares, Gross                        2,711,564               2,786,746
Software Licenses, Gross                       102,967                 102,967
              Subtotal                       4,189,678               4,267,451
Total Accumulated Depreciation and         (2,095,606)             (2,407,799)
Amortization
             Net Value                       2,094,072               1,859,652
Security Deposits                               66,503                  66,503

TOTAL ACQUIRED LONG TERM ASSET VALUE       $ 2,160,575             $ 1,926,155

                                  SCHEDULE 2.2
                                 EXCLUDED ASSETS

EXCLUDED ASSETS:

                                            ORIGINALLY
                                              REPORTED                REPORTED
                                              11/30/01              AS 3/31/02

Prepaid Insurance                              327,857                 179,601
Prepaid Misc.                                   65,004                  54,153
Prepaid Property Tax                             3,741                   1,884
Prepaid Income Tax                               5,274                   5,274
Goodwill, net of amortization                7,152,793               7,117,311

       TOTAL EXCLUDED ASSETS                $7,554,669              $7,358,223


EXCLUDED RECORDS AND DOCUMENTS:

      Included within the definition of Excluded Assets are the corporate records of Seller including: corporate minute books and related documents; stock records and related documents; financial statements and data upon which the financial statements have been based, or may be required to be based for financial statements to be produced in the future; tax returns and data upon which tax returns have been based, or may be required to be based for tax returns to be filed in the future; employee records (collectively: "EXCLUDED RECORDS AND DOCUMENTS"). The Excluded Records and Documents are currently located at Seller's premises at 900 Huyler Street, Teterboro, New Jersey. Buyer agrees to provide, without cost to Seller, a place of storage for the Excluded Records and Documents at 900 Huyler Street (or such other location as Buyer deems appropriate) for a period of at least three years from the Closing Date. Seller or Seller's representatives shall have reasonable access to the location where the Excluded Records and Documents are maintained during normal business hours and Seller shall provide reasonable advance notification to Buyer if Seller desires to have access to the Excluded Records and Documents or if Seller desires to remove the Excluded Records and Documents from the place of storage provided by Buyer. The risk of loss relating to the Excluded Records and Documents so long as they shall remain at a place of storage provided by Buyer shall be borne solely by Seller.

SCHEDULE 2.3

                               ASSUMED LIABILITIES

ASSUMED CURRENT LIABILITIES

                                            ORIGINALLY
                                              REPORTED                REPORTED
                                              11/30/01              AS 3/31/02

Accts Payable                              (1,031,335)               (749,809)
InterCompany Payable                                 0                       0
Short Term Loans Pay                         (754,998)               (666,349)
Accrued Payroll/Taxes                                0                       0
Income Tax Pay                                       0                       0
Deferred Revenue                             (821,545)               (830,238)
Sales Tax Payable                                    0                       0
Other Accruals- Insurance Financing                  0                       0
Other Accruals- Miscellaneous                        0               (146,984)
Other Accruals- Accounting Fees                      0                       0

 TOTAL ASSUMED CURRENT LIABILITIES        $(2,607,878)            $(2,393,380)



OTHER LIABILITIES:

      TOTAL OTHER LIABILITIES                     NONE                    NONE

                               OTHER COMMITMENTS:

LEASES:

FACILITIES:             EQUIPMENT:              VEHICLES:
-NJ and DE Leases       -Ricoh, Pitney Bowes    -GMAC
                                                -Ford Motor Credit

                               SCHEDULE 3.3(A)(IV)

                     EXISTING VALID BIDS AND WRITTEN QUOTES
                             AS OF THE CLOSING DATE

                                  SCHEDULE 3.4

                           SELLER'S DIRECTED PAYMENTS

                                  SCHEDULE 5.1

               STATES IN WHICH SELLER IS QUALIFIED TO DO BUSINESS

JURISDICTIONS:

Main locations:

New York - (incorporated 11/15/79)
New Jersey - Office located in Teterboro, NJ
Delaware - Office located in Claymont, DE

(Physical locations closed but still qualified to do business):

Louisiana
California
Maryland
Georgia
Texas
Ohio
Connecticut
Pennsylvania
Massachusetts

                                  SCHEDULE 5.5

 EXCEPTIONS TO FINANCIAL STATEMENTS AND UNDISCLOSED LIABILITIES REPRESENTATION

The only year end audit adjustment for Fiscal Year 2001 now that is not included in the Fiscal Year 2001 Financial Statements is the impairment charge for Goodwill.

                                  SCHEDULE 5.6

   SELLER'S EXCEPTIONS TO ABSENCE OF CERTAIN CHANGES OR EVENTS REPRESENTATION

      1. Seller has contemplated and is pursuing an asset purchase transaction.

                                 SCHEDULE 5.7(A)

              EXCEPTIONS TO TITLE TO ACQUIRED ASSETS REPRESENTATION

EQUIPMENT SUBJECT TO LEASES AND/OR FINANCE AGREEMENTS:

AUTOMOBILES:

PHH - 1994 Chevy Astro Van, 1998 Chevy G20 Van

      (Leases have expired, but company has been charged monthly administration costs -$25/vehicle each month. Vehicles can be returned at no charge.)

GMAC - 2000 Chevy Astro Van

Ford Motor Credit - - 2001 Lincoln

OFFICE EQUIPMENT:

Ricoh- 2 Copiers / 1 Fax
Xerox Fax machine
Pitney Bowes postage machine

                                 SCHEDULE 5.7(B)

                          SELLER'S LEASED REAL PROPERTY

Teterboro, NJ - - -38,000 sq. ft. office/warehouse facility. Lease terminates July 31, 2006.

Claymont, DE - - -900 sq. ft. office facility. Lease terminates August 1, 2002.

SUBLEASE:

                           Teterboro, NJ - - Ameriban

                                 SCHEDULE 5.8(B)

                   TRANSFERRED INTELLECTUAL PROPERTY OF SELLER

No Patents, copyrights or trademarks.

(A) Registered Trade names :        Delta Computec Inc.
                                    DCi
                                    DCi Professional Services

(B) See the attachment to this schedule for the software licenses currently being used or a party to.

(C) Registered Service mark:        PC RESERVE

                                 SCHEDULE 5.8(C)

           CLAIMS AGAINST TRANSFERRED INTELLECTUAL PROPERTY OF SELLER

                                      None.

                                 SCHEDULE 5.9(A)

               BUSINESS AGREEMENTS AND RESELLER/VENDOR AGREEMENTS

RESELLER/VENDOR AGREEMENTS:

- 3COM Authorized Service Partner and Network Systems Integrator
- ATI Authorized Service Provider
- Cervalis Business Partner
- Cisco Systems Premier Partner
- Citrix Authorized Solutions Provider
- Compaq Computer Corporation Authorized Reseller and Service Provider
- DELL Customer Authorized Service Provider
- Extreme Authorized Reseller and Service Provider
- Fujitsu America Authorized Reseller
- Hewlett Packard Site Authorized Service Partner
- IBM Authorized Reseller and Service Center
- Lexmark Authorized Reseller and Service Provider
- Lotus Business Partner
- Microsoft Solutions Provider
- Netilla Authorized Business Partner
- Novell Gold Dealer and Authorized Service Center
- NQL Authorized Reseller
- Okidata Authorized Service Center
- Sonic Firewall Partner
- Sony Authorized Partner
- Toshiba Authorized Service Provider
- VideoLabs Business Partner
- Xerox/Tektronix Authorized Service Center

OTHER BUSINESS AGREEMENTS:

LINE OF CREDIT:

Keltic Financial Partners LLC

LEASES:

FACILITIES:                         EQUIPMENT:                         VEHICLES:
-NJ and DE Leases                   -Ricoh, Pitney Bowes               -GMAC
                                                                       -Ford Motor Credit

SUBLEASE:

Teterboro, NJ -- Ameriban

                                 SCHEDULE 5.9(B)

                               LIMITING CONTRACTS

                                      None.

                                  SCHEDULE 5.10

                            PROCEEDINGS AND LIABILITY

                                      None.

                                  SCHEDULE 5.11

                                     PERMITS

SALES TAX PERMITS:

New York
New Jersey
Delaware
Louisiana
California
Maryland
Georgia
Texas
Ohio
Connecticut
Pennsylvania
Massachusetts
Connecticut

                                SCHEDULE 5.11(A)

                              EXCEPTIONS TO PERMITS

None except Sales Tax in Schedule 5.14 (B)

                                  SCHEDULE 5.12

                     EXCEPTIONS TO ENVIRONMENTAL COMPLIANCE

                                      None.

                                  SCHEDULE 5.13

                        EXCEPTIONS TO ADEQUACY OF ASSETS

                                      None.

                                SCHEDULE 5.14(A)

                  EXCEPTIONS TO COMPLIANCE WITH APPLICABLE LAWS

                       Sales Taxes - see SCHEDULE 5.14 (B)

                                SCHEDULE 5.14(B)

                  EXCEPTIONS TO PAYMENT OF SALES AND USE TAXES

Company             Jurisdiction                  Tax Period             Amount
-------             ------------                  ----------            ---------
Delta Data Net      New York State                5/31/96                 135,000

Delta Computec      State Board of                3/31/99                   2,520
                    Equalization (CA)

Delta Computec      Commonwealth                  12/31/97                 11,431
                    of PA

Delta Computec      Massachusetts                 10/31/96                 18,016
                    Dept of Revenue
                                                                        ---------

SALES TAX RESERVE ACCOUNT BALANCE AS OF 12/31/02                          166,967

Delta Computec      New York                      Month of March         2,325.00
Delta Computec      Georgia                       Month of March            13.30
Delta Computec      New Jersey                    Qtr Ending 3/31/02    14,666.07
Delta Computec      Connecticut                   Qtr Ending 3/31/02     1,375.00
Delta Computec      Texas                         Month of March           406.91
Delta Computec      Pennsylvania                  Month of March           194.80
Delta Computec      Calif. Bd of Equal.           Qtr Ending 3/31/02       133.00
Delta Computec      Other                         Month of March           390.94

                                                                        ---------
TOTAL SALES TAX LIABILITY AS OF 3/31/02
                                                                          186,472
                                                                        =========

                                  SCHEDULE 5.17

                                     BROKERS

                      Arthur Andersen Corporate Finance LLC

                                SCHEDULE 5.20(A)

EMPLOYEE BENEFIT PLANS

Type                                        Carrier
----                                        -------
Medical Benefits                            United Healthcare

Dental Benefits                             Guardian Insurance

Life Insurance                              Reliance Standard Life Insurance Company

Disability Insurance                        Reliance Standard Life Insurance Company

Accidental Death and                        Reliance Standard Life Insurance Company
Dismemberment Insurance

Employee Assistance Program                 Cigna Behavioral Health

Flexible Spending Plan                      Flex Pro

401k Plan                                   Putnam Investments

Vacation                                    Policy Ten Days for less than five
                                            years of service Fifteen Days for
                                            more than five years of service

Sick Policy                                 Four sick days per year
Personal Days                               One day per year
Paid Holidays                               An average of ten days per year

EMPLOYEE INCENTIVE/BONUS PLANS

Sales Commission Plan A

Sales Commission Plan B  (Technical Personnel)

Technician Bonus Plan

Other - Certain members of management contain bonus options in their employment offers. These bonus options are a normally a percentage of base salary and are determined or available by the financial performance of the company.

                                SCHEDULE 5.20(D)

                         HEALTH CARE COVERAGE EMPLOYEES

EMPLOYEE SCHEDULES ALREADY RECEIVED AND WILL BE UPDATED AT TIME OF CLOSING.

                                SCHEDULE 5.20(E)

                                CURRENT EMPLOYEES

EMPLOYEE SCHEDULES ALREADY RECEIVED AND WILL BE UPDATED AT TIME OF CLOSING.

                                  SCHEDULE 5.21

                                      TAXES

INCOME TAXES

State of NJ - - Tax Year 1998 notice for corp. tax due of $ 9,618.20, but return shows credit of $13,000.00 Currently being investigated.

SALES TAX

See Sales Tax -  - Schedule 5.14 (B)

                                  SCHEDULE 6.5

              GOVERNMENTAL AUTHORIZATIONS AND THIRD PARTY CONSENTS
                             TO BE OBTAINED BY BUYER

                                      None.

                                  SCHEDULE 6.7

                                 BUYER'S BROKERS

                      NETWORK 1 FINANCIAL SECURITIES, INC.

                                 SCHEDULE 6.8(D)

                 EXCEPTIONS TO ABSENCE OF CHANGES REPRESENTATION

                                      None.

                                  SCHEDULE 7.1

                        EXCEPTIONS TO CONDUCT OF BUSINESS

                                      None.

                                  SCHEDULE 7.3

                 EXCEPTIONS TO RELEASE OF LIENS AND ENCUMBRANCES

UCC FINANCING STATEMENT - Keltic has a UCC Lien on assets in connection with Loan Agreement.

SALES TAX LIEN - State Board of Equalization (CA) has a sales tax lien in California. DCi does not have any assets in California so American Express charges processed for services are being withheld by California Sales Tax Authority to satisfy this lien.

AUTOMOBILES:

PHH - 1994 Chevy Astro Van, 1998 Chevy G20 Van

      (Leases have expired, but company has been charged monthly administration costs -$25/vehicle each month. Vehicles can be returned at no charge.)

GMAC - 2000 Chevy Astro Van

Ford Motor Credit - - 2001 Lincoln

OFFICE EQUIPMENT:

Ricoh - 2 Copiers / 1 Fax

Xerox Fax machine

                          Pitney Bowes postage machine

                                SCHEDULE 10.6(A)

                          SELLER CONSENTS NOT REQUIRED

1. Claymont, DE lease of 900 sq. ft. office facility with lease termination of August 1, 2002

2.    Compaq Computer Corporation Authorized Reseller and Service Provider

3.    DELL Customer Authorized Service Provider

4.    Hewlett Packard Site Authorized Service Partner

5.    IBM Authorized Reseller and Service Center

6.    Lexmark Authorized Reseller and Service Provider

7.    Sony Authorized Partner

8.    Xerox/Tektronix Authorized Service Center

9.    Ricoh equipment lease

10.   Pitney Bowes equipment lease

11.   GMAC vehicle lease

12.   Ford Motor Credit vehicle lease

                                SCHEDULE 10.6(B)

                                 SELLER CONSENTS

FACILITY LEASE:

Teterboro, NJ - - Forsgate Industrial

SUBLEASE:

Teterboro, NJ - - Ameriban

LINE OF CREDIT

Keltic Financial Partners LP

                                  SCHEDULE 11.6

                                 BUYER CONSENTS

1.    FINAL BOARD APPROVAL, INCLUDING AUTHORIZATION FOR ISSUANCE OF BUYER'S
      STOCK.

                                  SCHEDULE 13.1

                                     NOTICES

Shareholder and Seller will request that the Shareholder Bankruptcy Court limit notice regarding the proposed Acquisition to the following persons or entities, or as otherwise ordered by the Shareholder Bankruptcy Court:

      I.    All creditors of Shareholder.

      II. Shareholder's Official Committee of Unsecured Creditors, including the Committee's attorneys and financial advisors, if any exist.

      III.  The Office of the United States Trustee.

      IV.   Shareholder's preferred shareholders of record.

      V.    Holders of Excluded Liabilities.

      VI. All entities who file notices of appearances in Shareholder's chapter 11 case.

      VII. The following entities who previously expressed an interest in purchasing any of the Acquired Assets or Liabilities or the Seller's stock:

                  EPlus Technologies of PA Inc.
                  Everest Broadband Networks
                  Micros to Mainframe Inc.
                  Delta Corporate Services
                  Vytek Wireless Inc.
                  R.E.M. Associates LLC
                  Paine Pacific LLC
                  Infinity Information Inc.
                  Rockwood Inc.
                  AmTech Associates

      VIII. The following entities who Seller and/or Shareholder believe may have an interest in purchasing the Acquired Assets or Seller's stock:


                  Discus Data Solutions, Inc.
                  Howard Systems International, Inc.
                  Information Systems Support Inc.
                  Lante Corp.
                  Plural
                  Sytex Inc.
                  York Telecom


      IX. Any entity who subsequent to the filing of a motion with the Shareholder Bankruptcy Court seeking approval of the Agreement, requests, or expresses an interest, in writing, regarding the Acquisition or in the purchase of the Acquired Assets or the Seller's stock.

Notice shall only be published as ordered by the Shareholder Bankruptcy Court.